UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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iGATE Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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iGATE CORPORATION

100 Somerset Corporate Blvd

Bridgewater, NJ 08807

Telephone: (510) 896-3007

March 19, 2014

Dear iGATE Corporation Shareholder:

You are cordially invited to attend our 2014 Annual Meeting of Shareholders to be held at Grand Hyatt New York, 109 E. 42nd Street, New York, NY 10017 on Thursday, April 10, 2014 at 8:30 a.m. Eastern Time.

The formal Notice of Annual Meeting and the Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting. At this year’s Annual Meeting, you will be asked to vote on the election of Class C directors and to cast an advisory vote on executive compensation. Please read the accompanying Notice of Annual Meeting and Proxy Statement carefully.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote and submit your proxy by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Your shares cannot be voted unless you submit your proxy or attend the Annual Meeting in person.

Thank you for your continued support.

Sincerely,

Ashok Vemuri

President and Chief Executive Officer

iGATE CORPORATION

100 Somerset Corporate Blvd

Bridgewater, NJ 08807

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 10, 2014

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to Be Held on April 10, 2014.

A complete copy of this Proxy Statement and our annual report for the year ended December 31, 2013 are also available at http://www.edocumentview.com/IGTE.

The Annual Meeting of Shareholders of iGATE Corporation will be held at Grand Hyatt New York, 109 E. 42nd Street, New York, NY 10017 on Thursday, April 10, 2014, at 8:30 a.m. Eastern Time, to consider and act upon the following matters:

1.	The election of two (2) Class C directors to serve for three-year terms or until their respective successors shall have been duly elected and qualified;

2.	The approval of the advisory vote on executive compensation; and

3.	The transaction of such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The Board of Directors has established the close of business on February 18, 2014, as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting.

PLEASE VOTE AS SOON AS POSSIBLE TO ENSURE THAT YOUR VOTE IS RECORDED PROMPTLY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. VOTING BY PROXY WILL NOT DEPRIVE YOU OF THE RIGHT TO ATTEND THE ANNUAL MEETING OR TO VOTE YOUR SHARES IN PERSON. YOU CAN REVOKE A PROXY AT ANY TIME BEFORE IT IS EXERCISED BY VOTING IN PERSON AT THE ANNUAL MEETING, BY DELIVERING A SUBSEQUENT PROXY OR BY NOTIFYING THE INSPECTOR OF ELECTIONS IN WRITING OF SUCH REVOCATION PRIOR TO THE ANNUAL MEETING. YOU HAVE THREE OPTIONS FOR SUBMITTING YOUR VOTE BEFORE THE ANNUAL MEETING: VIA THE INTERNET, BY PHONE OR BY MAIL. FOR FURTHER DETAILS, SEE “QUESTIONS AND ANSWERS” IN THE PROXY STATEMENT. IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO RECORD YOUR VOTE ON THE INTERNET. IT IS CONVENIENT, SAVES THE COMPANY SIGNIFICANT PROCESSING COSTS AND REDUCES THE ENVIRONMENTAL IMPACT OF THE ANNUAL MEETING.

By Order of the Board of Directors:

Mukund Srinath

Corporate Secretary

Bridgewater, New Jersey

March 19, 2014

iGATE CORPORATION

100 Somerset Corporate Blvd

Bridgewater, NJ 08807

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS

To Be Held on April 10, 2014

QUESTIONS AND ANSWERS

General:

Q:    Why am I receiving these materials?

A:    This Proxy Statement is being furnished to the shareholders of record of iGATE Corporation, a Pennsylvania corporation (“iGATE” or the “Company”), in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors” or the “Board”) of proxies to be voted at the Annual Meeting of Shareholders scheduled to be held on Thursday, April 10, 2014, at 8:30 a.m. Eastern Time, at Grand Hyatt New York 109 E. 42nd Street, New York, NY 10017, or at any adjournment or postponement thereof (the “Annual Meeting”).

You are invited to attend the Annual Meeting and we request that you vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or vote by phone or the Internet in the manner described herein.

This Proxy Statement and accompanying proxy card are being mailed to shareholders of record on or about March 19, 2014.

Q:    Who can vote at the Annual Meeting?

A:    Only holders of record of iGATE common stock, par value $0.01 per share (“Common Stock”) and 8% Series B Convertible Participating Preferred Stock, no par value per share (“Series B Preferred Stock”), as of the close of business on February 18, 2014 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 58,741,535 shares of Common Stock outstanding and 330,000 shares of “Series B Preferred Stock” outstanding. As of the Record Date, the outstanding shares of Series B Preferred Stock are convertible into 20,542,427 shares of Common Stock.

Shareholder of Record: Shares Registered in Your Name

If on February 18, 2014 your shares were registered directly in your name with the Company’s transfer agent, Computershare, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy. If you cast your vote in person, your vote will supersede any previous votes that you submitted, whether by Internet, phone or mail. If you have any questions about submitting your vote, call our Investor Relations department at (510) 896-3007.

Your vote is important. Please vote as soon as possible to ensure that your vote is recorded promptly, even if you plan to attend the Annual Meeting in person. You have three options for submitting your vote before the Annual Meeting: via the Internet, by phone or by mailing a properly completed proxy card to Computershare in the manner described herein. If you have Internet access, we encourage you to record your vote on the Internet at http://www.envisionreports.com/IGTE. Recording your vote via the Internet or by phone is convenient, it saves the Company significant processing costs, reduces the environmental impact of the Annual Meeting and your vote is recorded immediately. Internet and telephonic voting will be available until 11:59 p.m. Eastern Time on April 09, 2014.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on February 18, 2014 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

Q:    What constitutes a quorum?

A:    The presence in person or by proxy of shareholders owning at least a majority of the total number of outstanding shares of Common Stock (including outstanding shares of the Series B Preferred Stock being voted on an as-converted basis) entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting.

Q:    How many votes do I have?

A:    The holders of Common Stock are entitled to one vote for each share of Common Stock held by them as of the Record Date. Each holder of Series B Preferred Stock is entitled to vote on an as-converted basis on all matters submitted to the holders of Common Stock (i.e., each holder of Series B Preferred Stock would generally be entitled to one vote for each whole-share of Common Stock that each share of Series B Preferred Stock held by such holder is then convertible into), pursuant to the terms of the Statement with Respect to Shares of 8% Series B Convertible Participating Preferred Stock of iGATE Corporation filed with the Secretary of the Commonwealth of the Commonwealth of Pennsylvania on January 31, 2011 (the “Statement”).

Shareholders may not cumulate votes in the election of directors or any other proposal being voted on at the Annual Meeting.

Q:    How will my shares be voted?

A:    All shares of Common Stock and Series B Preferred Stock represented by proxies that are properly signed, completed and returned to the Corporate Secretary of the Company at 100 Somerset Corporate Blvd, Bridgewater, NJ 08807 at or prior to the Annual Meeting will be voted as specified in the proxy.

Q:    What if I sign and return my proxy card but do not provide specific instructions?

A:    If a proxy is signed and returned but does not provide instructions as to the shareholder’s vote, the shares will be voted:

•	FOR the election of the Board’s nominees to the Board of Directors (see Proposal 1); and

•	FOR the approval of the advisory vote on executive compensation (see Proposal 2).

Q:    What does it mean if I receive more than one proxy card?

A:    If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Q:    Can I change my vote after submitting my proxy?

A:    Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting (taking into account any adjournment or postponement thereof). You may revoke your proxy in any one of the following ways:

•

You may submit another properly completed proxy card with a later date or vote via the Internet or by telephone at a later date. We will vote your shares as directed in the latest dated instructions properly received from you prior to the Annual Meeting.

•	You may send a written notice that you are revoking your proxy to the Corporate Secretary of the Company at 100 Somerset Corporate Blvd, Bridgewater, NJ 08807.

•

You may attend the Annual Meeting and, subject to the restrictions described in Beneficial Owner: Shares Registered in the Name of a Broker or Bank above, vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by the Corporate Secretary of the Company prior to the Annual Meeting and, in the case of Internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern Time on April 09, 2014. No revocation shall be effective until notice thereof has been given to the Corporate Secretary of the Company.

Q:    How will my proxy be voted if other business is brought before the meeting?

A:    We are not aware of any business for consideration at the Annual Meeting other than as described in this Proxy Statement; however, if matters are properly brought before the Annual Meeting, then the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

Q:    Who will count votes and what are broker “non-votes”?

A:    Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions).

Q:    What if I abstain or fail to instruct my broker how to vote?

A:    Under Pennsylvania law, proxies marked ABSTAIN are not considered to be cast votes, however, abstentions will count for purposes of determining whether there is a quorum and for purposes of determining the voting power and number of shares entitled to vote at the Annual Meeting. Broker non-votes will similarly be counted for purposes of determining whether there is a quorum at the Annual Meeting. Abstentions and broker non-votes have no effect on the outcome of the vote for the election of directors (Proposal No. 1) because only the number of votes cast for each candidate is relevant. Similarly, abstentions and broker-non-votes will have no effect on the approval of other matters to come before the Annual Meeting (provided a quorum is established) because only a majority of our shares represented in person or by proxy at the Annual Meeting are required to approve other proposals at the Annual Meeting.

Q:    Who will bear the cost of the solicitation and who will solicit my proxy?

A:    All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews. Copies of solicitation material will be timely furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners and the Company will reimburse them for reasonable out-of-pocket expenses in connection with the distribution of proxy solicitation material.

Q:    When can I find out the results of the Annual Meeting?

A:    Preliminary voting results will be announced at the Annual Meeting and, if final voting results are not known, will be published in a Current Report on Form 8-K which the Company is required to file with the Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting.

Q.    What vote is required, and how will my votes be counted, to elect directors?

A.    The following chart describes the vote required to elect directors to the Board and the manner in which such votes will be counted:

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
Election of two Class C directors to the Board.	For or withhold on each nominee.	A nominee for director will be elected by the affirmative vote of a plurality of votes cast.	No effect.	No effect.

Advisory vote on 2013 executive compensation	For, against or abstain	The affirmative vote of a majority of the votes cast.	No effect.	No effect.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

GENERAL

The Company’s Third Amended and Restated Articles of Incorporation currently provide that the number of directors constituting the entire Board shall be no less than three (3) and no more than fourteen (14). Except for the director designated to represent the Series B Preferred Stock, who is not in a class, the Company’s Board of Directors is divided into three (3) classes, with each class to be as nearly equal in number as possible. The classes currently serve for staggered terms of three (3) years as follows: three (3) Class A directors whose terms expire in 2015; three (3) Class B directors whose terms expire in 2016; and two (2) Class C directors whose terms expire in 2014. Joseph J. Murin, a Class B director, retired from the Board on March 15, 2013.

The persons nominated to serve as Class C directors are Sunil Wadhwani and Göran Lindahl, each of whom presently serves as Class C directors. Unless otherwise specified by shareholders submitting proxies to the Company, the persons appointed as proxies on the proxy card delivered in connection with this proxy statement intend to vote the shares represented by such proxies at the Annual Meeting for the election of Sunil Wadhwani and Göran Lindahl as Class C directors. The Board of Directors knows of no reason why Sunil Wadhwani and Göran Lindahl would be unable to serve as Class C directors. If, at the time of the Annual Meeting, either of Messrs. Wadhwani and Lindahl are unable or unwilling to serve as a Class C director, then, unless otherwise specified by shareholders submitting proxies to the Company, the persons appointed as proxies on the proxy card delivered in connection with this proxy statement intend to vote for such substitute as may be nominated by the Board of Directors. All nominations were made by the Nominating and Corporate Governance Committee, as further described under the caption “Board Committees and Meetings – Nominating and Corporate Governance Committee” below.

QUALIFICATIONS OF MEMBERS OF OUR BOARD OF DIRECTORS

We will only consider as candidates for director individuals who possess the highest personal and professional ethics, integrity and values, and who are committed to representing the long-term interests of our shareholders. In evaluating candidates for nomination as a director, the Nominating and Corporate Governance Committee will also consider other criteria, including current or recent experience as a Chief Executive Officer of a public company or as a leader of another major complex organization in the public or private sector; business and financial expertise; geography; experience as a director of a public company; gender and ethnic diversity on the Board; independence; and general criteria such as independent thought, practical wisdom and mature judgment. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serving on the Board for an extended period of time. One or more of our directors must possess the education or experience required to qualify as an Audit Committee financial expert.

The Company believes that its current Board is well qualified to lead the Company’s efforts to achieve its long-term strategy. The combined experience of the directors covers all areas of expertise and competency identified by the Nominating and Corporate Governance Committee to effectively address the evolving needs of the Company and represent the best interests of the Company’s shareholders.

The following is a brief biography setting forth the qualifications of each nominee and each current director, including each director whose term will continue after the Annual Meeting.

Nominees for Class C Directors Whose Terms Expire in 2014

Sunil Wadhwani, age 61, served as Chief Executive Officer of the Company from October 1996 until his resignation, effective April 1, 2008, and has served as a director since 1986. Mr. Wadhwani has served as

Co-Chairman since October 1996 and is a Co-Founder of the Company. In addition to iGATE, he is a Co-Founder and Co-Chairman of the Board of Directors of Mastech Holdings, Inc., a provider of high-value IT services. Under his leadership, the Company began its operations in 1986 and grew to over $500 million in revenues by 1999. The Company won several awards and was listed four times in Inc. Magazine’s ranking of the fastest-growing companies in the U.S. From 1986 through September 1996, he served as Chairman of the Company and held several other offices, including Vice President, Secretary and Treasurer. His vision guided the development and execution of iGATE’s worldwide strategy – to offer high-value IT consulting skills anywhere in the world, reflecting cultural and economical differences, while adhering to best practices and shared company values. Mr. Wadhwani has received numerous awards including “Entrepreneur of the Year” from Ernst & Young. Mr. Wadhwani also serves on the Boards of Directors of United Way Worldwide and Carnegie Mellon University. Mr. Wadhwani has a Master’s degree in Management from Carnegie Mellon University and a bachelor’s degree in engineering from the Indian Institute of Technology.

Göran Lindahl, age 69, was appointed as a director of the Company on March 7, 2006. He was the Chief Executive Officer and President of the global technology and engineering group ABB Ltd., headquartered in Zurich, Switzerland, from January 1, 1997 to December 31, 2000, and spent more than 30 years in various positions within ABB. Prior to this, he held a number of management positions in research and marketing and was a global business area manager and president of several ABB companies. Mr. Lindahl is the Chairman of IKEA GreenTech AB and LivSafe Group. In addition, Mr. Lindahl serves on the Board of Directors of INGKA Holding BV (IKEA). Previously he served on the Board of Directors of the Sony Corporation (NYSE: SNE), DuPont (NYSE: DD), and Atlas Copco (NASDAQ OMX: ATLKY) as well as the Citi Group International Advisory Board. He earned a Master’s degree in Electrical Engineering from Chalmers University of Technology in Gothenburg, Sweden.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE

Class A Directors Whose Terms Expire in 2015

Martin G. McGuinn, age 71, was appointed as a director of the Company on July 6, 2009. Mr. McGuinn also serves as a member of the Nominating and Corporate Governance Committee of the Board of the Directors of Celanese Corporation. He has over 25 years of experience at the former Mellon Financial Corporation, now The Bank of New York Mellon Corporation (“Mellon”), a global financial services company. He was re-elected by the shareholders in 2012 to serve as a director for a three-year term expiring in 2015. He served as the Chairman of the Board and Chief Executive Officer of Mellon from 1999 to 2006. Under Mr. McGuinn’s leadership, Mellon was able to narrow its strategic focus and transform from a broad-based commercial bank to a global leader in asset management and asset servicing. During this same period, Mellon became the fifth largest global custodian and the twelfth largest asset manager in the world. Based on the organic growth of its asset management and asset servicing businesses, Mellon was able to significantly expand its global presence. Mr. McGuinn also serves on the Board of Directors of the Celanese Corporation (NYSE: CE) and the Chubb Corporation (NYSE: CB). He is also a member of the Advisory Board of CapGen Financial, a private equity fund. Mr. McGuinn holds both a bachelor’s degree and a Juris Doctor degree from Villanova University.

W. Roy Dunbar, age 52, was appointed as a director of the Company on November 3, 2010 and has over 25 years of leadership experience in business. He was re-elected by the shareholders in 2012 to serve as a director for a three-year term expiring in 2015. Mr. Dunbar served as Chairman and Chief Executive Officer of Network Solutions Inc. from January 2008 to November 2009 when he relinquished the CEO role and continued as Chairman until April 2010. Mr. Dunbar also served as the President of Global Technology and Operations of MasterCard Worldwide (formerly known as MasterCard International Inc.) from September 2004 to January 2008. MasterCard Worldwide is a leading global payments company. Previously, Mr. Dunbar worked at Eli Lilly and Company, a pharmaceutical company, for 14 years where he last served as President of Eli Lilly’s

Intercontinental Region, with responsibility for operations in Africa, the Middle East, the Commonwealth of Independent States, Asia, Latin America, and the Caribbean. Prior to that position, he was Chief Information Officer and Vice President of Information Technology. Mr. Dunbar presently serves on the Board of Directors of Lexmark International Inc. (NYSE: LKX) and Humana Inc. (NYSE: HUM), and previously served as a Director of Electronic Data Systems Corporation prior to its sale to Hewlett-Packard in 2008. He is a Member of the Royal Pharmaceutical Society of Great Britain. Mr. Dunbar is also a member of the National Association of Corporate Directors. Mr. Dunbar graduated from Manchester University in the United Kingdom with a degree in Pharmacy in 1982. He later received a Master’s of Business Administration from Manchester Business School.

Naomi O. Seligman, 76, was appointed as a director of the Company on September 17, 2012. Ms. Seligman has been a senior partner at Ostriker von Simson, a consulting firm focusing on information technology, since June 1999. The partners of Ostriker von Simson chair the CIO Strategy Exchange, which regularly brings together four vital quadrants of the information technology sector: chief information officers, or CIOs, venture capitalists, CEOs from computer companies, and entrepreneurs. Previously, Ms. Seligman served as a co-founder and senior partner of the Research Board, Inc., a private sector institution sponsored by one hundred CIOs from major corporations. Ms. Seligman presently serves on the boards of directors of Oracle Corporation (NASDAQ: ORCL) and Akamai Technologies, Inc. (NASDAQ: AKAM), both enterprise software companies, and The Dun & Bradstreet Corporation (NYSE: DNB), a provider of business information services. She also previously served as a director of Sun Microsystems, Inc. prior to its acquisition by Oracle. Ms. Seligman graduated from Vassar College in the United States with a degree in Economics. She later received a Master’s of Business Administration from the London School of Economics.

Class B Directors Whose Terms Expire in 2016

Ashok Trivedi, age 64, is a Co-Founder and Co-Chairman of the Company. He served as Co-Chairman and President of the Company from October 1996 until April 1, 2008, when he resigned as President of the Company. He was re-elected by the shareholders in 2013 to serve as a director for a three-year term expiring in 2016. Mr. Trivedi was one of the early pioneers of the IT industry. His vision guided the development and execution of iGATE’s worldwide strategy. He is also a Co-Founder and Co-Chairman of the Board of Directors of Mastech Holdings, Inc., a provider of high-value IT services. Under his leadership, the Company began its operations in 1986 and grew to over $500 million in revenues by 1999. The Company won several awards and was listed four times in Inc. Magazine’s ranking of the fastest-growing companies in the U.S. From 1976 to 1986, he held various marketing and management positions with Unisys Corporation, a worldwide IT company. He has received numerous awards, including “Entrepreneur of the Year” from Ernst & Young. He holds a master’s degree in business administration from Ohio University and a master’s degree in physics from Delhi University.

William G. Parrett, age 68, was nominated to serve as a director of the Company on March 18, 2013. Mr. Parrett retired as the Senior Partner of Deloitte & Touche USA LLP, a public accounting firm, in 2007. From 2003 to May 2007, he served as the Chief Executive Officer of Deloitte Touche Tohmatsu (DTT). Prior to serving as Chief Executive Officer of DTT, he had been Managing Partner of Deloitte & Touche USA since 1999, and served in a series of roles of increasing responsibility since he joined Deloitte in 1967. He was elected by the shareholders in 2013 to serve as a director for a three-year term expiring in 2016. Mr. Parrett has extensive experience in corporate finance, strategic planning and management of international operations, and is highly skilled in the fields of auditing, accounting, internal controls and risk management. Mr. Parrett also has significant knowledge in the areas of executive compensation and corporate governance. Mr. Parrett has a bachelor’s degree in accounting from St. Francis College, New York, and is a certified public accountant. Mr. Parrett presently serves as an independent director and audit committee chairperson for each of the following companies: The Blackstone Group LP (NYSE: BX), an investment and advisory firm, Thermo Fisher Scientific (NYSE: TMO), a provider of analytical and laboratory instruments and products, UBS AG (NYSE: UBS), a global financial services firm and the Eastman Kodak Company (EKDKQ: OTC US: KODK), a multinational imaging and photographic equipment, materials and services company. He is a member of the board of trustees of Carnegie Hall and boards of directors of the Committee on Capital Markets Regulation, and United States

Council for International Business. He is past Chairman of the United States Council for International Business and past member of the executive committee of the International Chamber of Commerce, and past Chairman of the Board of Trustees of United Way of America.

Ashok Vemuri, age 45, was appointed as a President and CEO of the Company on September 16, 2013. Mr. Vemuri also serves as a Member of the Board of Directors of iGATE Global Solutions Limited. Vemuri most recently served as Member of the Board of Infosys Limited, Head of Americas and Global Head of Manufacturing and Engineering Services. Vemuri also previously served as the Chairman of Infosys China and was on the Board of Infosys Public Services. In 2008, he was selected by leading Indian magazine, Business Today, as one of India’s 25 Hottest Young Executives. As a well-respected business and global sourcing leader, Vemuri has appeared on broadcast outlets including CNBC and NDTV, and has been widely quoted in leading publications, including The New York Times, International Herald Tribune, American Banker, and Waters Technology. He has also been involved in the UN’s Every Woman Every Child movement to improve health. Prior to joining Infosys in 1999, he worked in the investment banking industry at Bank of America and Deutsche Bank. Vemuri has been widely recognized for his expertise in global sourcing and technology-led transformation. In 2013, he was honored as one of the 50 Outstanding Asian Americans in Business by the Asian American Business Center. Vemuri is also recognized for his thought leadership and is a frequent speaker at conferences and symposiums organized by the American Bankers Association, the Asia Society, Wall Street and Waters Technology, among others. Vemuri is committed to the education of future business leaders, serving on the Board of Visitors of the Fuqua School of Business at Duke University. He was also elected to the Forum of Young Global Leaders (YGL) in 2009 by the World Economic Forum (WEF). In January 2014, he was elected as a member of IT Governors of WEF. He holds a bachelor’s degree with honors in Physics from St. Stephen’s College, Delhi, and a master’s degree in Business Management from the Indian Institute of Management, Ahmedabad.

Series B Preferred Stock Director

Salim Nathoo, age 43, was appointed as a director of the Company effective February 1, 2011, pursuant to the terms of the Investor Rights Agreement, dated February 1, 2011, between the Company and Viscaria Limited, and is not included in a class of the Board. Mr. Nathoo is a Partner and Co-Head of the Global Telecom and Technology team at Apax Partners LLP, a global partnership focused on long-term investment in growth companies, having joined Apax in 1999. Mr. Nathoo currently serves on the boards of Sophos Limited, Global Logic Inc. and Orange Communications SA. Prior to joining Apax Partners, Mr. Nathoo spent four years at McKinsey & Company, a global management consulting firm, where he mainly served clients in the telecom industry. He has also held sales and marketing and technical positions at NYNEX Cablecoms Limited and IBM Corporation, respectively. Mr. Nathoo holds a Master’s of Business Administration (with distinction) from INSEAD and a master’s degree in Mathematics from St. John’s College, Cambridge University, where he was a scholar.

PROPOSAL 2:

ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

Following the 2011 Annual Meeting of Shareholders, our Board of Directors determined that an advisory vote on named executive officer compensation (commonly referred to as “say-on-pay”) will be held every three years until the next time shareholders are required to cast an advisory vote on the frequency of the say-on-pay vote. Accordingly, we are asking our shareholders to cast an advisory vote on named executive officer compensation at this 2014 Annual Meeting of Shareholders, as presented in the Compensation Discussion and Analysis beginning on page 21 and the compensation tables and associated narrative disclosures beginning on page 29.

Our compensation program has been designed to attract, recruit and retain a talented, entrepreneurial and creative team of executives in a competitive market, and to appropriately motivate our executive officers to create long-term value for our shareholders. We believe that our executive compensation program, incorporating both salary and “at risk” forms of long-term and short-term incentive compensation, provides appropriate incentives that reward performance and are aligned with the interests of our shareholders. Our compensation program seeks to achieve the following objectives:

•	Attracting and retaining talented senior executives,

•	Tying executive pay to Company and individual performance,

•	Supporting our annual and long-term business strategies, and

•	Aligning executives’ interests with those of our shareholders.

Shareholders are encouraged to read the Compensation Discussion and Analysis as well as the compensation tables and narratives for a more detailed discussion of our executive compensation programs, including information about the fiscal year 2013 compensation of our named executive officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This “say-on-pay” proposal gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The advisory vote will not be binding on the Compensation Committee or the Board of Directors. However, our Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinion of our shareholders, and will carefully consider the outcome of the vote in making future compensation decisions for our named executive officers.

Accordingly, we ask our shareholder to vote “FOR” the following resolution at this Annual Meeting:

RESOLVED, that the shareholders of iGATE Corporation (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers described in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narrative in the Proxy Statement for the Company’s 2014 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2

BOARD COMMITTEES AND MEETINGS

During 2013, the Board of Directors met seven (7) times. All of the directors attended or participated in more than 88% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each such director served during 2013. It is our policy that Director attendance at Annual Meetings is encouraged but not required. This policy is part of our Corporate Governance Guidelines, which are available on the Company’s website at http://ir.igate.com/investors/governance.cfm. Nine (9) directors then in office attended the 2013 Annual Meeting of shareholders.

The Board of Directors has determined that all directors, other than Messrs. Wadhwani, Trivedi and Vemuri, are independent under both the independence criteria for directors established by NASDAQ and the independence criteria adopted by the Board of Directors. The independence criteria adopted by the Board of Directors are set forth in the Board’s Corporate Governance Guidelines, which are available on the Company’s website at http://ir.igate.com/investors/governance.cfm.

The Company has three (3) standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found on the Company’s website at http://ir.igate.com/investors/governance.cfm.

The Board has determined that the Chairs and all members of each of these standing committees are independent under applicable NASDAQ and SEC rules for committee memberships. The independent directors meet regularly without management present.

Audit Committee

The Board has an Audit Committee currently consisting of Messrs. McGuinn, Lindahl, Seligman and Dunbar and chaired by Mr. McGuinn. On April 11, 2013, Mr. Dunbar was appointed as the Member of the Audit Committee in place of Mr. Joseph Murin who retired from the Board on March 15, 2013. Each member of this committee is an independent director under the criteria adopted by the Board of Directors and under applicable NASDAQ and SEC rules for committee memberships. The Board has determined that Mr. McGuinn is an “audit committee financial expert” as defined in the applicable SEC rules. The Audit Committee’s duties include selecting the independent accountants to audit the Company’s financial statements, reviewing the scope and results of the independent auditors’ activities and the fees proposed and charged for such activities, reviewing the adequacy of internal controls, reviewing the scope and results of internal audit activities, and reporting the results of the committee’s activities to the full Board. Our Audit Committee also reviews and approves certain related-party transactions as required by the rules of NASDAQ. The Audit Committee met four (4)  times during 2013.

Compensation Committee

The Board has a Compensation Committee currently consisting of Messrs. Dunbar, McGuinn, Nathoo and Parrett and chaired by Mr. Dunbar. Mr. Parrett was appointed as the Member of the Compensation Committee in place of Mr. Lindahl on April 11, 2013. Each member of this committee is an independent director as determined under applicable NASDAQ listing standards, an “outside director” as defined in section 162(m) of the Internal Revenue Code and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee is responsible for reviewing and approving matters involving the compensation of directors and named executive officers of the Company, periodically reviewing management development plans, administering the incentive compensation plans and making recommendations to the full Board on these matters. The Compensation Committee met four (4) times in 2013.

The Compensation Committee retained Hewitt Associates, LLC (“Hewitt”) in 2011 to develop a new compensation program for our independent directors. In connection with its engagement, Hewitt developed, and on January 25, 2012, the Compensation Committee approved, a new compensation program for our independent directors.

Mercer LLC (“Mercer”) developed the Company’s 2011 aspirational long-term incentive plan to focus executives on driving the Company to higher performance standards. The 2011 aspirational long-term incentive plan was approved by the Compensation Committee on March 14, 2011 and is still in effect for existing directors.

For a discussion of the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation, the scope of the Compensation Committee’s authority, the extent to which the Compensation Committee may delegate authority to the Company’s President and Chief Executive Officer, the role of executive officers in determining or recommending the amount or form of executive and director compensation, and the engagement of compensation consultants, please refer to the “Compensation Discussion and Analysis” section in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

As of December 31, 2013, the Compensation Committee consisted of Messrs. Dunbar, McGuinn, Nathoo and Parrett. No member of this Committee was at any time during the 2013 fiscal year or at any prior time an officer or employee of the Company, and no member had any relationships with the Company requiring disclosure under Item 404 of Regulation S-K of the Exchange Act during any such period. No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

Nominating and Corporate Governance Committee

The Board has a Nominating and Corporate Governance Committee currently consisting of Messrs. Lindahl, Seligman, Nathoo and Parrett and chaired by Mr. Lindahl. Mr. Parrett was appointed as the Member of the Nominating and Corporate Governance Committee in place of Mr. Dunbar on April 11, 2013. All members of the Nominating and Corporate Governance Committee are independent directors under applicable NASDAQ listing standards. The Nominating and Corporate Governance Committee is responsible for recommending to the full Board of Directors candidates for election to the Board of Directors and for overseeing and making recommendations to the Board of Directors on all corporate governance matters. The Nominating and Corporate Governance Committee will consider director candidates proposed by shareholders. To recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration, shareholders should submit the candidate’s name and qualifications to the Company’s Secretary in writing to the following address: iGATE Corporation, Attn: Corporate Secretary, 100 Somerset Corporate Blvd, Bridgewater, NJ 08807. The Company’s Third Amended and Restated Articles of Incorporation address the proper submission of a person to be nominated and set forth the proper form for a notice of nomination. Please refer to the “2015 Shareholder Proposals or Nominations” section in this document for a summary of the procedures to request a person(s) to be nominated for election as a director of the Company.

The minimum qualifications and specific qualities and skills required for directors are set forth in Section III of the Nominating and Corporate Governance Committee’s charter and Section 5 of our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee considers and evaluates all potential candidates in the same manner regardless of the source of the recommendation or nomination. As part of this process, the Nominating and Corporate Governance Committee ensures that the Board of Directors consists of individuals from diverse educational and professional experiences and backgrounds who, collectively, provide meaningful counsel to management. The Nominating and Corporate Governance Committee conducts appropriate and necessary inquiries into the background and qualifications of possible candidates before any such candidates are evaluated by the Board of Directors. This assessment includes consideration of a candidate’s background, skills, personal characteristics and business experience as well as a consideration of Board diversity and Board needs. In selecting a director nominee, the Nominating and Corporate Governance Committee focuses on skills, expertise or background that would complement the existing Board, recognizing that the Company’s businesses and operations are diverse and global in nature. Our directors come from diverse backgrounds, with experience as managers and directors of industrial, non-profit and governmental entities. The Nominating and Corporate Governance Committee met seven (7) times in 2013.

Corporate Governance Guidelines and Code of Conduct

The Board of Directors has adopted a set of Corporate Governance Guidelines, and the Nominating and Corporate Governance Committee is responsible for overseeing these guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters. The Corporate Governance Guidelines are posted on the Company’s web site at http://ir.igate.com/investors/governance.cfm.

The Board of Directors has adopted a Code of Conduct, which serves as the Company’s code of ethics applicable to all employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, and any other persons performing similar functions, as well as to the independent directors with regard to their Company-related activities. The Code of Conduct is posted on the Company’s website at http://ir.igate.com/investors/governance.cfm. The Company intends to disclose any changes in or waivers from its Code of Conduct by posting such information on its website or by filing a Form 8-K.

Board Leadership Structure

The Company’s policy as to whether the same person should serve as both the Chief Executive Officer and Chairman is based on the practice that best serves the Company’s needs at any particular time. The Board believes that its current leadership structure, with Messrs. Wadhwani and Trivedi serving as Co-Chairmen and Mr. Vemuri serving as the President and Chief Executive Officer, best serves the objectives of the Board’s oversight of management, the ability of the Board to carry out its roles and responsibilities on behalf of the shareholders, and the Company’s overall corporate governance. The Board periodically reviews the leadership structure and may make changes in the future.

The Role of the Board in Risk Oversight

In its oversight role, the Board of Directors annually reviews the Company’s strategic plan, which addresses, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans each year. The Board has delegated certain risk management responsibility to the Board committees. As part of the responsibilities set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies. In this regard, the Company’s Chief Financial Officer prepares annually a comprehensive risk assessment report and reviews that report with the Audit Committee each year. This report identifies the material business risks (including strategic, operational, financial reporting and compliance risks) for the Company as a whole, as well as for each business unit and corporate common services, and identifies the controls that respond to and mitigate those risks. The Company’s management regularly evaluates these controls, and the Chief Financial Officer periodically reports to the Audit Committee regarding their design and effectiveness. The Audit Committee also receives periodic reports directly from the internal auditors of the Company and updates from the Corporate Secretary on the Company’s corporate governance compliance at each of its meetings. While the Audit Committee has primary responsibility for overseeing enterprise risk management, each of the other Board committees also considers risk within its area of responsibility. The Nominating and Corporate Governance Committee reviews legal and regulatory compliance risks as they relate to corporate governance structure and processes, and the Compensation Committee reviews risks related to compensation matters. Each of these committees regularly report to the full Board.

Communications from Shareholders to the Board of Directors

The Board of Directors recommends that shareholders initiate any communications with the Board of Directors by e-mail or in writing and send them in care of the Corporate Secretary. Shareholders can send communications directly to the Board of Directors by e-mail to corporatesecretary@igate.com, by fax to 510-896-3010, or by mail to Mr. Mukund Srinath, Corporate Secretary, iGATE Corporation, 100 Somerset Corporate Blvd, Bridgewater, NJ 08807. This centralized process will assist the Board of Directors in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific director recipient should be noted in the communication. The Board of Directors has instructed the Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board of Directors has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward any abusive, threatening or otherwise inappropriate materials. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.

2013 DIRECTOR COMPENSATION

The following table sets forth compensation of the Board of Directors for fiscal year 2013. Mr. Vemuri, the Company’s President and Chief Executive Officer, does not receive any additional compensation for his service as a director. Messrs. Vemuri and Murthy’s compensations are reported in the Summary Compensation Table, and accordingly they are not included in the following table. Mr. Nathoo was appointed to the Board of Directors effective February 1, 2011. As the Series B Preferred Stock Director representing Viscaria Limited, Mr. Nathoo is not eligible to receive any compensation in connection with his service as a director pursuant to the terms of the Investor Rights Agreement dated February 1, 2011 between the Company and Viscaria Limited. Accordingly, Mr. Nathoo is not included in the table below.

Name	Fees Earned or Paid in Cash($)	Stock Awards($) (4)(5)	Option Awards($) (4)(5)	All Other Compensation($) (6)	Total($)
Göran Lindahl (1)	$40,000	$—	$—	$—	$40,000
Martin G. McGuinn	$40,000	$—	$—	$—	$40,000
W. Roy Dunbar	$40,000	$—	$—	$—	$40,000
Naomi O Seligman (2)	$30,000	$93,258	$12,740	$—	$135,998
William G Parrett (3)	$43,187	$42,494	$13,353	$—	$99,034
Sunil Wadhwani	$—	$—	$—	$16,999	$16,999
Ashok Trivedi	$—	$—	$—	$18,402	$18,402

(1)	Mr. Lindahl elected to receive iGATE restricted stock units equivalent to $40,000 (payable $10,000 per quarter), with the number of such units to be issued being valued at $16.50 per unit (the closing price prevailing on the date of such election). These shares will be issued to Mr. Lindahl upon the termination of his service on the Board.

(2)	Ms. Seligman accepted appointment as a director on September 17, 2012 and became eligible to receive compensation in accordance with the Company’s outside director compensation program, described in more detail below. Ms. Seligman elected to receive her annual retainer of $40,000 paid fifty percent (50%) in cash and fifty percent (50%) in iGATE restricted stock units which will be paid upon the termination of her service on the Board, and her committee member retainer of $10,000 paid fifty percent (50%) in cash and fifty percent (50%) in iGATE restricted stock units which will be paid upon the termination of her service on the Board. Ms. Seligman also received an annual payment of $85,000 which was split in equal amounts between stock options granted to Ms. Seligman at fair market value as of the date of her appointment, vesting annually over a period of three (3) years, and restricted stock units to Ms. Seligman which will vest after one (1) year, with half being paid at vesting and the other half being paid at the termination of her service on the Board. Ms. Seligman also serves on two (2) Board committees, resulting in additional annual compensation of $10,000 per committee, which she has elected to receive fifty percent (50%) in cash and fifty percent (50%) in iGATE restricted stock units which will be issued upon the termination of her service on the Board.

(3)	Mr. Parrett accepted appointment as a director on March 19, 2013 and elected by shareholders at the Annual Meeting held on April 11, 2013, and became eligible to receive compensation in accordance with the Company’s outside director compensation program, described in more detail below. Mr. Parrett elected to receive his annual compensation retainer of $40,000 and committee member retainer of $10,000 paid in cash (100%). Accordingly he was paid cash fees pro-rata for the quarter ended June 30, 2013. Mr. Parrett also received an annual payment of $85,000 which was split in equal amounts between stock options granted to Mr. Parrett at fair market value as of the date of his appointment by the shareholders, vesting annually over a period of three (3) years, and restricted stock units to Mr. Parrett which will vest after one (1) year, with half being paid at vesting and the other half being paid at the termination of his service to the Board. Mr. Parrett also serves on two (2) Board committees, resulting in additional annual compensation of $10,000 per committee, which he has elected to receive in cash (100%).

(4)

Represents the grant date fair value of each equity award computed in accordance with FASB Accounting Standards Codification Topic 718 (“ASC 718”). Refer to Note 17 to the Company’s financial statements for the fiscal years ended December 31, 2013, 2012 and 2011 for a complete description of assumptions used in calculating these amounts.

(5)	As of December 31, 2013, the aggregate number of equity-based awards outstanding for each director was as follows: for Mr. Lindahl, 145,947 shares issuable pursuant to option awards; for Mr. McGuinn, 125,000 shares issuable pursuant to option awards; for Mr. Dunbar, 110,000 shares issuable pursuant to option awards; for Ms. Seligman, 3,783 shares issuable pursuant to option awards and 6,494 shares issuable pursuant to restricted stock units; for Mr. Parrett, 2,445 shares issuable pursuant to option awards and 2,445 shares issuable pursuant to restricted stock units.

(6)	For Messrs. Wadhwani and Trivedi the amounts included in this column consist of perquisites relating to car lease payments.

Narrative to Director Compensation Table

The compensation structure of the independent directors was determined by the Compensation Committee. Independent director compensation for the directors other than Ms. Seligman and Mr. Parrett is comprised of: (i) annual cash compensation of $40,000, payable quarterly in cash or shares of restricted stock units or a combination thereof at the discretion of the director; (ii) a one-time grant of 100,000 stock options at fair market value, vesting annually over a period of five (5) years (20,000 per year); (iii) a one-time grant of 20,000 stock options at fair market value for the chairman of each committee of the Board, vesting annually over a period of five (5) years (4,000 per year); and (iv) a one-time grant of 5,000 stock options at fair market value for committee members, vesting annually over a period of five (5) years (1,000 per year). All directors are reimbursed for travel expenses incurred in connection with attending Board and committee meetings.

The compensation of Ms. Seligman and Mr. Parrett and any future independent directors joining the Board was approved by the Compensation Committee on January 25, 2012. Independent director compensation for these directors is comprised of: (i) annual cash compensation retainer of $40,000, which the director may elect to receive in cash or as a grant of restricted stock units or split between cash and a grant of restricted stock units; and (ii) an annual payment of $85,000 which will be split in equal amounts between stock options at fair market value as of the date of such director’s appointment, vesting annually over a period of three (3) years, and restricted stock units which will vest after one (1) year, with half being paid at vesting and the other half being paid at the termination of the director’s service to the Board. Service on Board committees will result in additional annual compensation of $10,000 per committee which the director may elect to receive all or part in cash or as a grant of restricted stock units, in consideration of such director’s service on such committee. If the director is subsequently appointed as chairperson of any committee of the Board, he or she will receive annual compensation of $15,000 per committee which the director may elect to receive all or in part in cash or as a grant of restricted stock units, in consideration of such director’s service as chairperson of such committee.

Messrs. Wadhwani and Trivedi are parties to employment agreements that provide for reimbursement for reasonable travel and other expenses incurred by them in performing their obligations for the Company, maintenance of an office in Pittsburgh or New Delhi, a full time administrative assistant, maintenance of a car, medical benefits and compensation on termination of employment. Pursuant to their employment agreements, as amended, upon termination for any reason, Messrs. Wadhwani and Trivedi are entitled to any and all amounts and benefits that have accrued and are payable under their employment agreements prior to the date of termination. Apart from the benefits provided under their employment agreements, as amended, Messrs. Wadhwani and Trivedi received no compensation for their service as directors in 2013. All compensation paid to Messrs. Wadhwani and Trivedi under their employment agreements in fiscal year 2013 is reflected in “All Other Compensation” in the table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of February 18, 2014 for: (i) each person or entity known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each of the Company’s current directors; (iii) each named executive officer listed in the Summary Compensation Table; and (iv) all directors and executive officers of the Company as a group. As of February 18, 2014, there were 58,741,535 shares of Common Stock outstanding. Except as noted, all persons listed below have sole voting and investment power with respect to their shares of stock, subject to community property laws where applicable. Information with respect to beneficial ownership by 5% shareholders has been based on information filed with the SEC pursuant to Section 13(d) or Section 13(g) of the Exchange Act.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares of Common Stock	Percent of Class
Sunil Wadhwani (1)(2)	10,506,075	17.89%
Ashok Trivedi (2)(3)	10,359,175	17.64%
Columbia Wanger Asset Management, LLC (4)	4,373,500	7.45%
Viscaria Limited (5)	22,196,232	28.00%
Waddell & Reed Financial, Inc. (6)	6,188,300	10.53%
Göran Lindahl	5,000	*
Ashok Vemuri	400,000	*
Gerhard Watzinger	0	*
Phaneesh Murthy	0	*
Martin G. McGuinn	95,425	*
William G. Parrett	3,260	*
W. Roy Dunbar (7)	66,000	*
Naomi O Seligman (8)	7,255	*
Salim Nathoo	0	*
Sujit Sircar (9)	191,609	*
Srinivas Kandula (10)	189,249
Derek Kemp	150,000	*
Sanjay Tugnait (11)	152,500	*
All directors and executive officers, as a group (14 persons) (12)	22,131,548	37.68%

*	Less than 1%

(1)	Includes 1,087,624 shares held by two family trusts, for which Mr. Wadhwani is a co-trustee with sole investment power and no voting power over such shares. Also includes 411,900 shares held by a family foundation established by Mr. Wadhwani with shared investment power and sole voting power.

(2)	The address of Messrs. Wadhwani and Trivedi is c/o iGATE Corporation, 1000 Commerce Drive, Pittsburgh, PA 15275.

(3)	Includes 1,356,343 shares held by one family trust, for which Mr. Trivedi is a co-trustee with sole investment power and no voting power over such shares.

(4)	The address of Columbia Wanger Asset Management, LLC is 227 West Monroe Street, Suite 3000, Chicago, IL 60606. Information herein is based on Schedule 13G/A filed on February 6, 2014 jointly on behalf of Columbia Wanger Asset Management, LLC and Columbia Acorn Fund, an entity affiliated with it, which is also deemed to beneficially own more than 7.5% of Common Stock.

(5)

For purposes of computing the percent of class owned by Viscaria Limited, 20,542,427 additional shares of Common Stock (reflecting the number of shares of Common Stock that would be issuable upon conversion of the Series B Preferred Stock currently issued and outstanding as of the Record Date) was deemed outstanding. The address of Viscaria Limited is Lemesou, 77, Elia House, P.C. 2121, Nicosia, Cyprus. Beneficial ownership is based upon the as-converted voting power of the Series B Preferred Stock of the Company issued to Viscaria Limited on February 1, 2011 and on May 9, 2011, assuming a conversion price of $20.30. Information herein is based upon a Schedule 13D/A filed on January 10, 2014 (with share numbers adjusted to reflect the shares issuable upon conversion of Series B Preferred Stock as of the Record Date as described above) filed jointly on behalf of Viscaria Limited and certain entities affiliated with it, including the following entities which are deemed to beneficially own more than 5% of Common Stock: (i) Apax Europe VII-A, L.P., (ii) Apax Europe VII-B, L.P., (iii) Apax Europe VII-1, L.P., (iv) Apax Europe VII GP L.P. Inc., (iv) Apax Europe VII GP Co. Limited, (vi) Apax Europe VI-1, L.P., (vii) Apax Europe VI-A, L.P., (viii) Apax Europe VI GP L.P. Inc., (ix) Apax Europe VI GP Co. Limited, (x) Apax Partners Europe Managers Ltd., (xi) Apax Guernsey (Holdco) PCC Limited, (xii) Apax US VII, L.P., (xiii) Apax US VII GP, L.P., (xiv) Apax US VII GP, Ltd., and (xv) John F. Megrue, and a Form 4 filed on behalf of Viscaria Limited on March 6, 2013, who collectively own 100% of the 330,000 shares of Series B Preferred Stock issued and outstanding.

(6)	Includes 3,430,000 shares (or 5.9% of the class) beneficially owned by each of Waddell & Reed Investment Management Company, Waddell & Reed, Inc. and Waddell & Reed Financial Services, Inc. The address of Waddell & Reed Financial, Inc. is 6300 Lamar Avenue, Overland Park, KS 66202.

(7)	Includes 66,000 shares that may be acquired by Mr. Dunbar pursuant to the exercise of options.

(8)	Includes 761 shares that may be acquired by Ms. Seligman pursuant to the exercise of options.

(9)	Includes 21,921 shares that may be acquired by Mr. Sircar pursuant to the exercise of options.

(10)	Includes 34,561 shares that may be acquired by Mr. Kandula pursuant to the exercise of options.

(11)	Includes 2,500 shares that may be acquired by Mr. Tugnait pursuant to the exercise of options.

(12)	Includes 135,934 shares of Common Stock underlying options that are exercisable on or before February 18, 2014 or within 60 days after such date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and change in ownership with the SEC. Directors, executive officers and other 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file.

Based solely on its review of the copies of such reports and amendments thereto provided to the Company, and written representations and information provided to the Company by the reporting persons, the Company believes that during 2013, all of its directors, executive officers and other 10% shareholders complied with the applicable filing requirements under Section 16(a) on a timely basis.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

Set forth below is information concerning the current executive officers and information concerning certain key employees who were named executive officers in 2013. To the Company’s knowledge, there are no family relationships between any director or executive officer and any other director or executive officer of the Company. Executive officers serve at the discretion of the Company’s Board of Directors. Mr. Vemuri is the only executive officer who also serves as a Director.

Executive Officers

Ashok Vemuri, age 45, was appointed as a President and Chief Executive Officer on August 26, 2013. See “Qualifications of Members of Our Board of Directors” for more information regarding Mr. Vemuri’s background.

Sujit Sircar, age 45, is iGATE’s Executive Vice-President and Chief Financial Officer since August 21 2008. Mr. Sircar has served as Senior Vice President – Finance for iGS since June 2008. Mr. Sircar joined iGS in April 1998 as Senior Manager – Finance. Mr. Sircar was promoted to the position of Financial Controller in April 2001, and served as Financial Controller until May 2005. In May 2005, he was promoted to the position of Vice President- Finance, and served in that position until June 2008. He was appointed to the Board of Directors of iGS on January 1, 2010. Mr. Sircar has extensive experience in corporate finance, treasury management, domestic and international taxation, and accounting and business laws. He started his career with Wipro Limited, a provider of integrated business, technology, consulting, testing and process solutions and was instrumental in setting up the finance processes for its joint venture with British Telecom. During his five year service with Wipro Limited, he handled various job responsibilities and was the Finance Head for various divisions of the company. Mr. Sircar is a Chartered Accountant by training and is a Fellow Member of the Institute of Chartered Accountants of India. He holds a Bachelor’s degree in Commerce from the University of West Bengal.

Srinivas Kandula, age 50, is iGATE’s Executive Vice-President and Chief People Officer. Mr. Kandula joined iGATE in January 2007. Prior to joining iGATE, Mr. Kandula served at Sasken Communication Technologies Ltd., an embedded communications solutions company, as Director (Human Resources) from December 2004 to December 2006 and prior to that as Chief Corporate Human Resources Manager at Power Grid Corporation, India’s state-owned transmission network provider of electricity from November 1991 to November 2004. He has a Doctorate degree in Strategic Human Resource Management from the XLRI School of Business and Human Resources and a Master’s degree in Human Resource Management from Andhra University. He has also published over sixty papers and eight books in the area of human resource management, organizational behavior and organization development. He is a member of various human resources professional bodies and an active contributor of professional content and knowledge.

Prashanth Idgunji, age 48, is iGATE’s Chief Accounting Officer since February 2010. Mr. Idgunji joined iGS in February 16, 2009 as Vice President – Finance. His position was re-designated as Chief Accounting Officer on February 25, 2010. Mr. Idgunji has over 27 years of experience in handling different portfolios in finance, accounts and audit. From January 1987 to February 2009 Mr. Idgunji held a variety of positions with The Coca-Cola Bottling Company, Deloitte Bakr and Abulkhair & Co, Saudi Arabia and two other “Big Four” audit firms. Mr. Idgunji is a Certified Public Accountant from the U.S. and a Chartered Accountant from Institute of Chartered Accountants of India. He holds a Bachelor’s degree in Commerce from the University of Bangalore, India.

Key Employees

Derek Kemp, age 55, is iGATE’s Executive Vice-President and is presently the Head of Europe and Australia. Mr. Kemp joined Patni in March 2008 and has 31 years of experience in areas including consulting, systems integration and strategic outsourcing. During his career, he has operated globally in a variety of market sectors, both public and private, and has led teams providing solutions and services to respond to significant change driven by regulatory reform, market liberalization and market disruption. Prior to joining iGATE, Mr. Kemp was the Managing Director of Polestar Applied Solutions a provider of outsourcing services to the Print & Media sector. Earlier, he was Practice Head for Financial Services and Media at Charteris a UK consulting firm. Prior to that he spent 17 years working with Logica where he was a member of the UK board. During his time at Logica, Mr. Kemp led teams in the Energy & Utilities, Telecommunications and Financial Services sectors, both in the UK and overseas. Mr. Kemp also brings significant experience of Mergers & Acquisitions. Mr. Kemp holds a Bachelor’s degree in Mathematical Sciences from the Robert Gordon University, Scotland.

Sanjay Tugnait, age 48, is iGATE’s Executive Vice-President and Head of Banking & Financial Services, and Head of Alliances. He joined iGATE in July 2012. He is responsible for driving profitable growth in our North American market, by adding new clients and growing existing client relationships. Prior to joining iGATE, Mr. Tugnait was the Managing Partner of Accenture’s Financial Services (FS) practice in India from July 2008 to June 2012. He started the FS India practice focused on Indian and global Financial Institutions and managed a profitable P&L. Prior to his India tenure, Mr. Tugnait was a Partner in Accenture’s North America practice from October 2005 to July 2012. During his seven-year tenure at Accenture, Mr. Tugnait was a member of the Global CEO Advisory Council. Prior to Accenture, Mr. Tugnait was responsible for establishing Satyam’s outsourcing business in the Americas and he was the Principal Partner at IBM/PWC, where he helped build and grow its Consulting and Technology practice. He is an active board member of Save The Children, India and is also affiliated with the Investment Advisory Board, Mississauga and was on the Marketing Advisory Board of Rotman Business School. Mr. Tugnait has an MBA from the London University.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis summarizes the Company’s philosophy and objectives regarding the compensation of its named executive officers, including how the Company determines elements and amounts of executive compensation. The following discussion and analysis should be read in conjunction with the tabular disclosures regarding the compensation of named executive officers in fiscal year 2013 and the report of the Compensation Committee of the Board of Directors, which immediately follow below. Our named executive officers consist of our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers. For 2013, our named executive officer group also included two former executives who served in the capacity of our Chief Executive Officer and Interim Chief Executive Officer for part of the year. As such, for fiscal year 2013, our named executive officers were: Ashok Vemuri – Chief Executive Officer and President, commencing on September 16, 2013 (our “CEO”); Gerhard Watzinger – Interim Chief Executive Officer and President, May 20, 2013 through September 15, 2013 (our “Interim CEO”); Phaneesh Murthy – Chief Executive Officer and President, through May 20, 2013 (our “Former CEO”); Sujit Sircar – Chief Financial Officer; Derek Kemp – Executive Vice President and the Head of Sales for EMEA, Asia & Australia; Sanjay Tugnait – Executive Vice President and the Head of North American Sales and Global Alliances; and Srinivas Kandula – Executive Vice President and the Chief People Officer.

Compensation Philosophy

The Compensation Committee has adopted a compensation philosophy with respect to the named executive officers that is intended to align compensation with the Company’s overall business strategy. The Company’s goal for its executive compensation program is to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in competitive markets. The Company seeks to accomplish this goal in a way that rewards both Company and individual performance and is linked to its shareholders’ long-term interests. Specific objectives are:

•	To compensate executives in a manner that aligns their interests with the interests of the shareholders;

•	To reward executives for successful long-term strategic management;

•	To recognize outstanding individual performance; and

•	To attract and retain highly qualified and motivated executives.

The strategy established by the Compensation Committee with respect to executive compensation is to provide a comprehensive compensation package using a combination of base salary, cash bonus and stock-based awards that will allow the Company’s executives to potentially earn compensation amounts in excess of competitive industry compensation; provided that certain subjective and objective performance criteria for the Company are achieved.

Compensation Committee Roles and Responsibilities

The Compensation Committee is responsible for reviewing and approving matters involving the compensation of non-employee directors and named executive officers of the Company, periodically reviewing management development plans and making recommendations to the full Board on these matters as well as matters involving the Company’s 2006 Stock Incentive Plan, as amended (the “2006 Plan”). The Compensation Committee approves the grant of equity-based awards under the 2006 Plan, including stock options, performance share units (“performance shares”) and restricted stock awards, to the named executive officers.

It is the role of the Compensation Committee to ensure that the total compensation paid to the named executive officers is fair, reasonable and competitive. The Compensation Committee is composed entirely of independent non-employee directors.

Members of the Executive Council of the Company, which included Messrs. Kandula and Vemuri during his term as our CEO in 2013, and Messrs. Kandula and Murthy during his term as our Former CEO in 2013, assisted the Compensation Committee in its annual risk-related review of compensation and benefit programs affecting employees, including our named executive officers. Based on their review, the Compensation Committee and the Executive Council have determined that the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee and the Executive Council have also determined that the Company’s compensation programs do not encourage excessive risk-taking, and instead encourage behaviors that support sustainable value creation. The Compensation Committee and the Executive Council considered the structure of our compensation plans, including the combination of short and long-term programs, the structure of those programs, possible compensation-based risks and means by which any potential risks may be mitigated, including through the operation of internal control structure and oversight. In addition, the full Board considers strategic risks and opportunities of the Company, and regularly receives detailed reports from the committees regarding risk oversight in their areas of responsibility.

Roles of Compensation Consultants and Executive Officers

The Compensation Committee has the authority to engage the services of outside consultants to assist in making decisions regarding the establishment of the Company’s compensation programs and philosophy. In 2013, the Compensation Committee retained Aon Hewitt, an independent compensation consultant that does not otherwise perform work for the Company, to act as an independent advisor reporting directly to the Compensation Committee with regard to certain compensation decisions, as discussed further below. Management interaction with Aon Hewitt was generally limited to inclusion in Aon Hewitt presentations to the Compensation Committee and the Compensation Committee’s communication of information to Aon Hewitt of information provided by management. The Compensation Committee retained the sole authority to determine the terms of Aon Hewitt’s retention and services provided.

Under their engagement, Aon Hewitt provided that Compensation Committee with a report providing comparative information on base salary determinations and the design and documentation of long-term incentive programs, based on market peer group data. Although the Compensation Committee does not “benchmark” compensation, it has selected an appropriate peer group for assessing comparative compensation levels within the Company’s industry. The Compensation Committee, with input from Aon Hewitt, chose the market peer group for 2013 comparative purposes by including companies in a similar industry as the Company, with operations in and outside of India, and of comparable ownership structure and size as measured through annual revenue, employee headcount and market capitalization. The peer group for our 2013 compensation review was composed of the following companies:

Cognizant	Manhattan Associates
Convergys	Mphasis
Exl Services	MuSigma
Firstsource	Sapient
Genpact	Sasken
HCL Infosystem	Sun Microsystem
Mindtree	Syntel
Infosys	Tech Mahindra
Infotech	Wipro
L&T Infotech	WNS

In making compensation decisions, the Compensation Committee also consults with the Chief Executive Officer in making its base salary and bonus determinations for the other executive officers. No other executive officers consult with the Compensation Committee or otherwise provide compensation recommendations.

Key Elements of and Factors Affecting Compensation

The Compensation Committee selected the following as the key elements of the Company’s compensation program, designed to reward performance in a simple and straightforward manner: (a) base salaries; (b) annual bonuses; and (c) equity compensation awarded under the 2006 Plan. The Compensation Committee chose these key elements to effectively link executive compensation to shareholder value. Among these elements, long-term equity awards are emphasized so as to maximize retention and ensure that a significant portion of the named executive officers’ compensation is tied to the Company’s long-term financial performance.

While the elements of compensation are considered separately, the Compensation Committee also holistically considers and reviews the full compensation package afforded to each of the named executive officers, including insurance and any other individual fringe benefits. The Compensation Committee also determines all performance-based goals and objectives contained in employment agreements and equity-based award agreements. The Compensation Committee ultimately makes its compensation determinations after conducting an analysis of general market conditions, Company-specific business conditions, achievement of applicable performance targets or other formulas, and individual executive performance and contributions. The Company has entered into employment agreements with each of its named executive officers, typically through an operating subsidiary, which cover the key elements of the Company’s executive compensation package and provide for bonus opportunities and severance and termination benefits (for a discussion of material employment agreement terms, see narrative following 2013 Grants of Plan-Based Awards Table on page 32 below). The Company’s policies with respect to each of the key elements of its executive compensation packages are discussed below.

Base Salaries for Named Executive Officers

The Company provides its named executive officers with a base salary to provide them with a minimum guaranteed compensation level for their annual services, as is customary in attracting and retaining executives. The Compensation Committee generally determines an executive officer’s base salary by taking into consideration (a) the jurisdiction in which the executive officer is located, (b) the applicable cost of living, (c) the responsibilities of the position held by the officer, (d) the officer’s experience level and (e) the competitive marketplace for executive talent for such officer’s position. The base salary is intended to be competitive with base salaries paid in the marketplace to executive officers with comparable qualifications, experience and responsibility levels. The Compensation Committee believes that the base salaries of the Company’s named executive officers are in line with current marketplace levels.

In considering the named executive officers’ base salaries for fiscal year 2013, the Compensation Committee specifically reviewed the following:

•	The executive officer’s responsibilities and how successful the officer has been in fulfilling those responsibilities;

•	The industry-wide business environment within which the executive officer was carrying out those responsibilities;

•	The existence and amount of prior years’ salary increases;

•	Base salaries of comparable executive officers in our peer group, both in terms of responsibilities and compensation level;

•	Retention needs and succession planning; and

•	Salary increases to be given to other executive officers.

Based on the above factors, the Compensation Committee determines the appropriate base salary for the Chief Executive Officer. The Chief Executive Officer also reviews the above factors and submits base salary recommendations for each executive officer to the Compensation Committee for final review and approval. Based on this review process, the Compensation Committee determined not to increase base salaries for any of the named executive officers in 2013. Base salaries for the Interim CEO and our new CEO were determined based on negotiations with these individuals during the recruiting process.

Annual Bonuses for Named Executive Officers

In addition to a base salary, each executive officer is eligible to earn a performance-based annual cash bonus under the iGATE Corporation 2011 Aspirational Long Term Incentive Plan (the “2011 Plan”), which is a part of the 2006 Plan (described more fully below). The Compensation Committee has chosen to include a performance-based annual cash bonus as a material element in its compensation plan for the named executive officers in order to motivate individual and team performance in attaining the Company’s annual performance goals and business objectives, and to focus efforts on the short and long-term financial health and sustained economic growth of the Company.

The Compensation Committee believes that enhancing the long-term value of the Company requires increased revenue, non-GAAP adjusted EBITDA (“Adjusted EBITDA”) and non-GAAP diluted earnings per share (“EPS”), and thus determined to utilize those metrics as the performance criteria in setting the 2013 annual performance-based cash bonus objectives, along with individualized performance goals. Adjusted EBITDA and non-GAAP diluted EPS are not measures under U.S. generally accepted accounting principles (“GAAP”). For information about how we calculate Adjusted EBITDA and non-GAAP diluted EPS, including a reconciliation with the most directly comparable GAAP measures, please refer to Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, pages 51-55, of our 2013 Annual Report on Form 10-K as filed with the SEC on February 12, 2014.

The Compensation Committee approved our 2013 target bonus amounts, performance targets and weight accorded to specific categories for our executive officers (as further described below), which, taken together, determined the 2013 cash bonus for each of the named executive officers (other than our Interim CEO and CEO, and other than for a portion of the bonus for Mr. Tugnait, as discussed below). Our Former CEO provided recommendations for the 2013 annual bonuses of our executive officers other than himself, which were considered by the Compensation Committee in its determinations. The performance-based bonus for our new CEO, adjusted to reflect the portion of the year during which he was employed by the Company, was also based on the above metrics, as determined during the negotiation process.

For Messrs. Sircar, Kemp, Tugnait and Kandula, performance-based annual cash bonus opportunities were based fifty percent on specific, measurable Company performance objectives and fifty percent on the Compensation Committee’s appraisal of achievement of individual performance objectives. The target quantitative performance objectives and qualitatively assessed components, and the weight accorded to each, were as follows for fiscal year 2013:

Company Performance Measures

•	$1.165 billion revenue generation 25%

•	$1.64 in non-GAAP diluted EPS 15%

•	$280 million in Adjusted EBITDA 10%

Individual Performance Measures

•	Mr. Sircar’s qualitative bonus measures were based on capital restructuring efforts (weighted 20%), cash repatriation efficiency (weighted 15%), and revenue and EPS targets (weighted 15%).

•	Mr. Kemp’s individual performance measure was an EMEA/APAC revenue target of $191.3 million.

•	Mr. Tugnait’s individual performance measure was a North American revenue target of $924 million.

•

Mr. Kandula’s qualitative, unweighted bonus measures were based on resource fulfillment, behavioral training assessments, employer awards, reliability of workforce planning models, general operational excellence, culture building success and launch of various human resources programs and training modules.

However, notwithstanding the above, pursuant to Mr. Tugnait’s employment agreement, for the first calendar year of his employment, 2012, one hundred percent (100%) of his target bonus was guaranteed, and for the second calendar year of his employment, 2013, thirty percent (30%) of his target bonus was guaranteed. Thus, seventy percent (70%) of Mr. Tugnait’s annual cash bonus in 2013 was determined based on the above weighted factors. The remainder of his annual bonus opportunity was paid out at target levels, based on this guarantee.

Our Interim CEO was not entitled to earn a performance-based cash bonus for his services in 2013. Our Former CEO’s performance-based annual bonus for 2013 was determined by the Compensation Committee and included the same Company performance components and targets as described above for Messrs. Sircar, Kemp, Tugnait and Kandula; however, our Former CEO’s performance-based annual bonus opportunity was based solely on Company performance, with weighting of 50% for revenue generation, 20% for non-GAAP diluted EPS, and 30% for Adjusted EBITDA. For our Former CEO, payment of any bonus in 2013 was conditioned on the Company attaining minimum threshold levels of performance; specifically, $1.00 billion in revenue generation, $1.58 in non-GAAP diluted EPS, and $272 million in Adjusted EBITDA. Our Former CEO’s target bonus opportunity was $600,000. However, as Our Former CEO was terminated from employment with the Company mid-year, no bonus was payable to him for fiscal year 2013.

Each named executive officer (other than our Interim CEO) was eligible to earn up to a maximum of 200% of his target bonus amount. Annual bonus payouts were determined on a linear basis tied to levels of performance. The Compensation Committee also retained the discretion to award amounts in excess of the maximum, based upon Company performance and a qualitative assessment of individual performance. In 2013, the Company achieved 99% of the target revenue performance goal, 102% of the target Adjusted EBITDA goal, and 115% of the target Non-GAAP diluted EPS goal, for an overall 103% of Company target performance goal achievement. Based on this 2013 financial performance and assessment of qualitative factors, the Compensation Committee approved the following annual bonus payments to the named executive officers. A full discussion of our financial results can be found in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

	2013 Target Bonus Amount	Company Performance Achievement	Individual Performance Achievement	2013 Bonus Paid
Sujit Sircar (2)	$96,174	103%	197%	$144,260
Derek Kemp	$401,600	103%	88%	$383,528
Sanjay Tugnait (1)	$499,299	103%	90%	$481,823
Srinivas Kandula (2)	$80,143	103%	100%	$81,345

(1)	As noted above, $150,000 of Mr. Tugnait’s bonus was payable based on the guarantee in his employment agreement, and the remaining $331,756 was payable based on the achievement of performance objectives.

(2)	This chart uses the February 6, 2014 conversion rate of 62.387 to convert Indian Rupees to U.S. Dollars for Messrs. Sircar and Kandula and the February 6, 2014 conversion rate of 1.1056 to convert Canadian Dollars to U.S. Dollars for Mr. Tugnait.

Because Mr. Vemuri joined the Company on September 16, 2013, his annual performance-based cash bonus target of $500,000 was prorated based upon the number of days he was employed during 2013, and his payment was conditioned upon the achievement of the Company performance measures determined under the performance-based cash bonus program for the other named executive officers, as set forth above. Of the total bonus amount of $175,000, $147,000 was determined to be payable based on the achievement of Company performance objectives, and $28,000 was an additional discretionary bonus awarded in recognition of Mr. Vemuri’s strategic initiatives and speed of implementation during his tenure in 2013.

Equity Compensation for Named Executive Officers

Stock Incentive Plan

The Company’s 2006 Plan provides for the grant of stock options, stock appreciation rights, restricted or unrestricted stock awards and “performance share” restricted stock unit awards. The Compensation Committee historically has chosen to grant stock options, performance shares and restricted stock to the named executive officers under the 2006 Plan. As of December 31, 2013, there were 5,778,939 shares of Common Stock available for issuance under the 2006 Plan.

The objective the 2006 Plan is to advance the long-term interests of the Company and its shareholders by providing incentives to employees tied to the Company’s equity performance. These awards reward executives for the creation of shareholder value and attainment of long-term performance goals. Stock incentive awards under the 2006 Plan generally provide value to participants only if the price of the Company’s stock appreciates or other specific performance goals, such as an increase in revenue, are met, thereby directly linking the interests of plan participants with those of our shareholders. Equity awards also promote equity ownership by our named executive officers, encouraging a long-term view of performance.

The Compensation Committee subjectively considers a number of factors in determining the size and type of awards granted to a named executive officer, including (a) the number of years the officer has served the Company, (b) the number of shares subject to and type of awards that the officer has previously been awarded, (c) the estimated value of the officer’s outstanding awards, (d) the officer’s present salary, (e) the officer’s role in the Company, (f) the responsibilities and business impact of the officer’s position, (g) retention needs, (h) industry-wide competition for executive talent for such officer’s position, (i) the officer’s success or failure in fulfilling his or her roles and responsibilities in the Company, and (j) generally comparable positions and peer companies with respect to compensation levels with regard to peer group companies. The Committee uses these factors to evaluate the performance level of a particular officer on an individualized basis and does not use standardized formulas or weighting in this determination.

On January 18, 2013, the Company granted an award of 10,000 shares of restricted stock to Mr. Sircar, of which 50% will vest on January 18, 2015 and the remaining 50% will vest on January 18, 2017, if he remains employed by the Company on such dates.

On January 25, 2012, the Compensation Committee approved changes to the terms of the performance share awards which had been granted to all Executive Council members on May 12, 2011, including Messrs. Sircar, Kemp, Tugnait, Kandula and Murthy, extending the performance period under each of these awards such that the period would end on June 30, 2016. On July 17, 2013, the Compensation Committee approved the further extension of the performance period under each of these same performance share awards, such that the period ends on June 30, 2017. No other changes have been made to the terms of these performance share awards.

On March 4, 2013, the Compensation Committee approved the grant of 81,617 shares of our Common Stock to Mr. Murthy, based upon the achievement of 175% of the target with regard to Mr. Murthy’s March 30, 2010 performance share award (which was based upon the Company’s EPS growth over its performance period relative to the selected companies identified in the performance share award agreement).

Also on July 17, 2013, the Company granted an award of 40,000 shares of restricted stock to each of Messrs. Sircar, Kemp, Tugnait and Kandula, which respectively will vest twenty-five percent (25%) on each anniversary of the grant date if the grantee remains employed.

On September 16, 2013, in connection with his commencement of employment, the Company granted a performance share award to Mr. Vemuri with a target amount of 300,000 shares of common stock, with a performance period extending from September 16, 2013 through June 30, 2017. Vesting of the target amount of shares will occur upon attainment of a twelve-month trailing Adjusted EBITDA goal of $400 million (“Target

EBITDA”) at any fiscal quarter end within the performance period, and vesting of two times the target amount of shares (i.e., 600,000 shares of common stock) will occur upon attainment of a twelve-month trailing Adjusted EBITDA of $500 million or greater (the “Maximum EBITDA”) for the Company at any fiscal quarter end within the performance period. In the event that the Company achieves twelve-month trailing EBITDA between the Target EBITDA and the Maximum EBITDA, the aggregated number of performance shares earned under the award will be determined on a linear basis. The Compensation Committee also granted to Mr. Vemuri a stock option award for the purchase of 150,000 shares of common stock and an award of 100,000 shares of restricted stock, each of which will vest twenty-five percent (25%) on each anniversary of the grant date.

In addition, on October 9, 2013, the Compensation Committee granted 10,000 shares of vested common stock to Mr. Watzinger under the 2006 Plan, in appreciation of his service as Interim CEO.

Change of Control, Retention and Severance Benefits

As further discussed in “Narrative to Summary Compensation Table and Grant of Plan-Based Awards Table” below, each of the named executive officers has an employment agreement. Pursuant to these agreements, each executive’s employment may be terminated by the Company (with or without cause) or by the executive for any reason. For purposes of Mr. Vemuri’s employment agreement, “cause” for this purpose generally is defined as the executive’s commission of a crime involving moral turpitude, theft, fraud or deceit, conduct that has or is likely to have an adverse effect on the Company’s reputation, substantial or continued unwillingness to perform his duties as reasonably directed, gross negligence or deliberate misconduct, or any material breach of his obligations under the employment agreement or applicable restrictive covenants. For purposes of Mr. Tugnait’s agreement, “cause” generally is defined as the executive’s dishonesty, violence, willful misconduct, willful disobedience or wilful neglect of duty or for any other cause sufficient in law. If an executive’s employment is terminated by the executive for any reason, or by the Company with “cause”, as applicable, the executive is entitled to payment of base salary through the date of death, disability or termination of employment. Upon termination by the Company, with respect to Messrs. Sircar, Kemp, and Kandula, or by the Company specifically without “cause” with respect to Messrs. Vemuri and Tugnait, certain severance benefits become payable. Outstanding stock options and restricted stock awards or other awards issued pursuant to the 2006 Plan may under certain circumstances vest upon a “change of control” of the Company.

The estimated payments to be made by the Company to the named executive officers in the event that severance benefits become payable or upon a change of control that triggers acceleration are set forth in the Table entitled “Potential Payments Upon Termination or Change in Control” on page 39 of this Proxy Statement.

In addition, on July 17, 2013, the Compensation Committee approved the participation of Messrs. Sircar, Kemp, Tugnait and Kandula in a retention bonus program providing for the payment of two retention bonuses, in the amount of $150,000 on June 30, 2014 and $100,000 on December 31, 2014, provided that the participant remains employed by the Company on such dates.

Other Considerations

Consideration of Say-On-Pay Advisory Vote

At our 2011 annual meeting of stockholders, approximately 99% of our shareholders who voted on the “say-on-pay” advisory proposal approved the compensation we pay to our named executive officers. The Compensation Committee considered the result of this vote in determining the Company’s compensation policies and decisions and believes that the nearly unanimous shareholder vote strongly supports our current compensation philosophy. Therefore, we have not modified our general compensation practices or philosophy in any manner as a result of the 2011 stockholder advisory vote.

Retirement Benefits

Each of the named executive officers is entitled to participate in the Company’s tax-qualified defined contribution 401(k) plan on the same basis as all other eligible employees. Under the terms of the 401(k) plan, as prescribed by the Code, the 401(k) elective deferral of any participating employee is limited to a maximum percentage of annual pay or a maximum dollar amount ($17,500 for 2013, with an additional catch-up-contribution of $5,500 (as adjusted under the tax rules) for participants who are age 50 or older).

Perquisites

The Company does not have a formal program providing perquisites to its executive officers. The material perquisites received by the named executive officers are set forth in Note 3 of the Summary Compensation Table.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 for any given year paid to its chief executive officer and the other three most highly compensated Named Executive Officers employed at the end of the year (other than its chief financial officer), except to the extent such excess constitutes performance based compensation. In the course of structuring its compensation policies, the Compensation Committee considers ways to maintain the tax deductibility of Named Executive Officer compensation; however, the Compensation Committee retains the discretion to compensate executives in a manner that it deems best suited to our compensation objectives and philosophy.

In general, the Compensation Committee’s standard policy is to structure compensation arrangements in a manner that will avoid the deduction limitations of Section 162(m), except where it determines that exceeding these limitations is in the best interests of the Company and its shareholders. The 2006 Plan has been structured with the intention that stock options and, generally, performance based awards granted under the 2006 Plan qualify as “performance based compensation” and are generally exempt from the limitations on deduction. However, non-performance based awards, such as any time-vested full value awards under the 2006 Plan, will not qualify as “performance based” compensation for purposes of Section 162(m) and may not be deductible.

The following Compensation Committee Report is not considered proxy solicitation material and is not deemed filed with the SEC. Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or under the Exchange Act, that might incorporate future filings made by the Company under those statutes, the Compensation Committee Report will not be incorporated by reference into any such prior filings or into any future filings made by the Company under those statutes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed this Compensation Discussion and Analysis and discussed its contents with Company management. Based on this review and discussion, the Compensation Committee has recommended to the Board that this Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

The Compensation Committee

W. Roy Dunbar, Chairman

Martin G. McGuinn

Salim Nathoo

William G Parrett

2013 SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to the annual and long-term compensation of the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus (1)($)	Stock Awards (2)($)	Option Awards (2)($)	Non-Equity Incentive Plan Compensation (1)($)	All Other Compensation (3)(4)($)	Total Compensation ($)
ASHOK VEMURI (5)	2013	$379,167	$28,000	$10,840,000	$1,534,110	$147,000	$—	$12,928,277
President and Chief Executive Officer

SUJIT SIRCAR (6)	2013	$157,045	$—	$1,112,620	—	$153,821	$8,174	$1,431,660
Chief Financial Officer	2012	$185,429	$—	$—	$—	$135,093	$1,622	$322,143
	2011	$138,714	$—	$2,153,400	$—	$136,189	$1,440	$2,429,742

DEREK KEMP (6)	2013	$568,900	$—	$935,120	$—	$383,528	$—	$1,887,548
Executive Vice-President and the Head of Sales for EMEA, Asia & Australia	2012	$680,155	$—	$—	$17,900	$178,952	$—	$877,007
	2011	$556,841	$—	$1,994,300	$—	$—	$—	$2,551,141

SANJAY TUGNAIT (6)	2013	$499,229	$150,000	$1,122,560	$—	$331,756	$—	$2,103,545
Executive Vice-President and the Head of North American Sales and of Global Alliances	2012	$254,316	$255,476	$1,760,000	$87,010	$—	$250,300	$2,607,102

SRINIVAS KANDULA (6)	2013	$150,121	$—	$935,120	$—	$86,738	$17,403	$1,189,382
Executive Vice-President and the Chief People Officer	2012	$165,051	$—	$—	$—	$65,670	$15,922	$246,643
	2011	$158,236	$—	$1,994,300	$—	$136,189	$3,121	$2,291,846

PHANEESH MURTHY (7)	2013	$388,021	$—	$1,527,054	$—	$—	$147,308	$2,062,383
President and Chief Executive Officer (former)	2012	$1,041,667	$—	$—	$—	$365,000	$151,746	$1,558,413
	2011	$980,417	$—	$6,606,778	$—	$1,130,000	$99,873	$8,817,068

GERHARD WATZINGER (8)	2013	$493,846	$—	$275,900	$—	$—	$—	$769,746
Interim President and Chief Executive Officer (former)

(1)	Amounts in the Bonus and Non-Equity Incentive Plan Compensation columns represent the cash incentive bonuses awarded under our 2011 Plan. Amounts shown in the Bonus column represent the portion of the awards based on the discretion of our Compensation Committee or provided as a guaranteed portion of a bonus pursuant to the terms of an employment agreement, specifically a $28,000 discretionary award to Mr. Vemuri and a $150,000 bonus awarded to Mr. Tugnait pursuant to his employment agreement.

(2)	The amounts shown in the Stock Awards and Option Awards columns reflect the aggregate grant date fair value of stock option, performance share and restricted stock awards granted to each named executive officer with respect to 2013, 2012 and 2011 fiscal years, computed in accordance with ASC 718. For a discussion of valuation assumptions, see Note 1.16, Stock-Based Compensation, in our Notes to Consolidated Financial Statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011. These awards are discussed in more detail in our Compensation Discussion and Analysis on page 21 above, and in the Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table below on page 32.

The Stock Awards column includes the target award value of the performance share grants. The maximum value of the performance share awards that could become payable, assuming the highest level of performance conditions, is $16,260,000 for Mr. Vemuri’s September 2013 grant, and for the 2011 performance share grants: $3,190,880 for Mr. Sircar, $ 3,190,880 for Mr. Kemp, $2,816,000 for Mr. Tugnait, $3,190,880 for Mr. Kandula and $9,427,600 for our Former CEO (whose award was forfeited upon his termination).

The Stock Awards column also includes the incremental value of the extension of the performance period of the performance share awards, which had been granted to Messrs. Sircar, Kemp, Tugnait and Kandula on

May 12, 2011 and Mr. Tugnait on July 12, 2012, from ending on June 30, 2016 to ending on June 30, 2017: $144,320 for Mr. Sircar, $144,320 for Mr. Kemp, $331,760 for Mr. Tugnait and $144,320 for Mr. Kandula. The incremental increase in value was calculated as of July 17, 2013, the date of the modification, in accordance with ASC 718.

(3)	In accordance with the rules of the SEC, compensation in the form of perquisites and other personal benefits has been omitted when the total value of all such perquisites and other personal benefits provided to the named executive officer constituted less than $10,000.

(4)	The total amount disclosed in this column represents consideration for accrued leave for Mr. Kandula and for Mr. Murthy during the year 2013.

(5)	Mr. Vemuri commenced employment as the Company’s President and Chief Executive Officer on September 16, 2013. No compensation was paid to Mr. Vemuri in 2013 for his services as a director of the Company.

(6)	Amounts shown in the “Salary,” “Bonus” and “All Other Compensation” columns for Mr. Sircar and Kandula have been converted from Indian Rupees to U.S. dollars using the average currency conversion rate for each respective period. The average conversion rate for Indian Rupees to U.S. Dollars for 2013 is 58.510. Amounts shown in the “Salary,” “Bonus” and “All Other Compensation” columns for Mr. Kemp have been converted from Pound Sterling to U.S. dollars using the average currency conversion rate for each respective period. The average conversion rate for Pound Sterling to U.S. Dollars for 2013 is 0.6397. Amounts shown in the “Salary,” “Bonus” and “All Other Compensation” columns for Mr. Tugnait have been converted from Canadian Dollars to U.S. dollars using the average currency conversion rate for each respective period. The average conversion rate for Canadian Dollars to U.S. Dollars for 2013 is 1.0295.

(7)	On May 20, 2013, Our Former CEO was terminated from employment as the Company’s President and Chief Executive Officer. The amounts shown in the table above for 2013 reflect the amounts earned by him through May 20, 2013.

(8)	Mr. Watzinger served as the Company’s Interim President and Chief Executive Officer from May 20, 2013 through September 15, 2013. The amounts shown in the table above reflect the amounts earned by Mr. Watzinger for his services during this interim period.

2013 GRANTS OF PLAN-BASED AWARDS

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Options Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Options Awards $ (8)
Name		Threshold $	Target $	Maximum $	Threshold (#)	Target (#)		Maximum (#)
Ashok Vemuri	1/17/2014	—	$147,000	$294,000
	9/16/2013	—	—	—	—	300,000	(2)	600,000	(2)	—		—		—	$27.10	$8,130,000
	9/16/2013	—	—	—	—	—		—		100,000	(3)	—		—	$27.10	$2,710,000
	9/16/2013	—	—	—	—	—		—		—		150,000	(4)	$27.10	$27.10	$1,534,110
Sujit Sircar	1/17/2014	—	$96,174	$192,348
	1/18/2013	—	—	—	—	—		—		10,000	(5)	—		—	$17.75	$177,500
	7/17/2013	—	—	—	—	—		—		40,000	(6)	—		—	$19.77	$790,800
	7/17/2013	—	—	—	—	—		—		88,000	(9)	—		—	$19.77	$144,320
Derek Kemp	1/17/2014	—	$401,600	$803,200
	7/17/2013	—	—	—	—	—		—		40,000	(6)	—		—	$19.77	$790,800
	7/17/2013	—	—	—	—	—		—		88,000	(9)	—		—	$19.77	$144,320
Sanjay Tugnait	1/17/2014	$150,000	$499,299	$998,598
	7/17/2013	—	—	—	—	—		—		40,000	(6)	—		—	$19.77	$790,800
	7/17/2013	—	—	—	—	—		—		88,000	(9)	—		—	$19.77	$331,760
Srinivas Kandula	1/17/2014	—	$80,143	$160,286
	7/17/2013	—	—	—	—	—		—		40,000	(6)	—		—	$19.77	$790,800
	7/17/2013	—	—	—	—	—		—		88,000	(9)	—		—	$19.77	$144,320
Phaneesh Murthy	1/17/2014	$547,800	$600,000	$1,200,000	—	—		—		—		—		—	—	—
Gerhard Watzinger	10/9/2013	—	—	—	—	—		—		10,000	(7)	—		—	$27.59	$275,900

(1)	Amounts represent the target and maximum cash bonus amounts which could have been paid to each named executive officer, other than Mr. Watzinger, for fiscal year 2013 under our 2011 Plan. The final award amounts were approved on the date indicated in the Grant Date column, and the value of the final award amounts are included in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns of our Summary Compensation Table on page 29. This column uses the February 6, 2014 conversion rates of 62.387 to convert Indian Rupees to U.S. Dollars for Messrs. Sircar and Kandula and of 1.1056 to convert Canadian Dollars to U.S. Dollars for Mr. Tugnait. As Mr. Tugnait had a minimum bonus of $150,000 USD guaranteed for 2013 under the terms of his employment agreement, that guaranteed amount has been included in the “Threshold” column above. In addition, as noted above, only the annual performance bonus opportunity of our Former CEO was subject to minimum Company performance thresholds required for payment of any bonus to have been made; as such, we have included the bonus amount that would have been payable at this minimum Company performance threshold in the “Threshold” column above. As noted above, no cash bonus amount for fiscal year 2013 was payable to our Former CEO, as he was terminated from employment during the year. The target and maximum amounts for Mr. Vemuri reflect his performance-based cash incentive award opportunity as prorated to reflect his commencement of employment during 2013. Please see the section in our Compensation Discussion and Analysis titled “Annual Bonuses for Named Executive Officers” for a more detailed discussion.

(2)	Represents the target and maximum number of shares payable pursuant to the performance share award granted on September 16, 2013 to Mr. Vemuri. 300,000 shares of common stock will be received by Mr. Vemuri upon attainment of the Company’s twelve-month trailing Adjusted EBITDA goal of $400 million at any eligible fiscal quarter end within the performance period from September 16, 2013 through June 30, 2017. In the event the Company achieves its maximum twelve-month trailing Adjusted EBITDA goal of $500 million during any eligible fiscal quarter end within this performance period, Mr. Vemuri will receive 600,000 shares under the award.

(3)	Represents restricted stock granted on September 16, 2013, of which 25% will vest on each anniversary of the grant date over a period of 4 years.

(4)	Represents 150,000 stock options on September 16, 2013, which will vest equally over a period of four years on each anniversary of the grant date.

(5)	Represents restricted stock granted on January 18, 2013, of which 50% will vest on January 18, 2015 and 50% will vest on January 18, 2017.

(6)	Represents restricted stock granted on July 17, 2013, of which 25% will vest on each anniversary of the grant date over a period of 4 years.

(7)	Represents a fully vested common stock award granted on October 9, 2013.

(8)	Amounts shown represent the grant date fair value for stock options, performance shares and restricted stock calculated in accordance with ASC 718. Refer to Note 17 to the Company’s financial statements for the fiscal year ended December 31, 2013 for a complete description of assumptions used in calculating these amounts. With regard to the valuation of performance share awards, the grant date fair values set forth above reflect the vesting of performance shares based on the probable outcome at target levels.

(9)	These performance share awards, originally granted on May 12, 2011 (or July 12, 2012, with regard to the grant to Mr. Tugnait), were modified on the date included in the Grant Date column, July 17, 2013, and are included to reflect the incremental value of the extension of the performance period of the performance share awards from ending on June 30, 2016 to ending on June 30, 2017. The incremental increase in value was calculated as of July 17, 2013, the date of the modification, in accordance with ASC 718.

Narrative to Summary Compensation Table and Grant of Plan-Based Awards Table

During fiscal year 2013, we had various employment agreements in place with each of our named executive officers that govern the terms of their employment. The material terms of each named executive officer’s employment agreement are described below.

Employment Agreement – Ashok Vemuri

Mr. Vemuri entered into an employment agreement dated August 28, 2013 with iGATE Technologies Inc. (“iGT”), a subsidiary of the Company. This agreement has a 5-year term, and automatically renews for additional 5-year terms unless one of the parties provides at least 180-days’ written notice of its nonrenewal. Under this agreement, Mr. Vemuri’s annual base salary is $1,300,000 per annum, with such subsequent increases to be determined by the Board of Directors. The agreement provided for participation in an annual performance-based incentive payment based upon achievement of certain revenue, EPS and EBITDA targets and such other strategic goals or targets set by Compensation Committee in conjunction with Mr. Vemuri. Under his agreement, the target bonus is $500,000, but may range from 0% to 200% of the target bonus, based on Company and individual performance (prorated for fiscal year 2013). The agreement also provides Mr. Vemuri with a grant of 150,000 stock options, 100,000 shares of restricted stock and performance shares for a target of 300,000 shares of common stock under the 2006 Plan (as discussed above). The agreement provides that Mr. Vemuri will be entitled to a Company-leased car and golf club membership, and reimbursement for related expenses. Upon Mr. Vemuri’s involuntary termination without “cause”, Mr. Vemuri would be entitled to 6 months’ prior written notice of termination or, in lieu of notice, 6 months’ salary continuation pay (conditioned upon execution of a general release of claims). For purposes of his agreement, “cause” means (i) the commission of a crime involving moral turpitude, theft, fraud or deceit; (ii) conduct that has or is likely to have an adverse effect on the Company’s reputation, (iii) substantial or continued unwillingness to perform duties as reasonably directed by the board of directors of iGT; (iv) gross negligence or deliberate misconduct; or (v) any material breach of his obligations under restrictive covenants in his employment agreement or other confidentiality or intellectual property assignment agreements with the Company or iGT. Mr. Vemuri may terminate his employment by giving 3 months’ advance notice. The Company may terminate him prior to the end of the 3 months, but then must pay Mr. Vemuri the remainder of the 3 months’ salary, conditioned upon execution of a general release of claims by Mr. Vemuri.

Employment Agreement – Sujit Sircar

Mr. Sircar and iGS entered into an amended employment agreement on January 21, 2009, which has been amended from time to time. Under this agreement, Mr. Sircar’s base annual salary was increased to 4,800,000 Indian Rupees (“Rs.”) and he was eligible for an annual performance-based cash award of up to Rs. 1,600,000, with performance targets to be set by the CEO and Compensation Committee, effective as of January 1, 2009. Either Mr. Sircar or the Company may terminate his employment upon three months’ notice. In the event that three months’ notice of such termination is not given by the Company, Mr. Sircar is entitled to three months of base salary upon termination of employment. Mr. Sircar is also eligible to participate in the 2006 Plan. On January 1, 2010, Mr. Sircar was appointed to the board of iGS as a director on the same terms as described above for a period of five years, except that his base annual salary was limited to Rs. 7,200,000 and his annual performance based incentive was limited to Rs. 2,900,000. On January 19, 2011, iGS and Mr. Sircar entered into an amended employment agreement, the terms of which were approved by the shareholders of iGS on February 14, 2011, increasing his annual performance-based incentive opportunity to Rs. 4,684,852. On July 1, 2011, iGS and Mr. Sircar entered into an amended employment agreement, the terms of which were approved by the shareholders of iGS on September 26, 2011, increasing his annual remuneration to Rs. 8,000,000 and annual performance based incentive to Rs. 4,000,000. On January 25, 2012, the Compensation Committee approved changes to the compensation terms for Mr. Sircar, increasing his annual base salary for 2012 and 2013 from Rs. 8,000,000 to Rs. 12,000,000, his maximum annual performance based incentive compensation for 2012 and 2013 from Rs. 4,000,000 to Rs. 6,000,000 and his 2011 annual performance based incentive from Rs. 4,000,000 to Rs. 4,120,000. The increase in annual base salary for 2012 and 2013 was effective retroactively to January 1, 2012 and the change to the 2012 and 2013 annual performance based incentive compensation would be effective beginning with the bonus to be awarded for 2012. The increase of the 2011 annual performance based incentive compensation had retroactive effect to January 1, 2011. The actual annual bonus payable to Mr. Sircar for 2012 and 2013 was based on the Company’s achievement of certain performance measures. On January 18, 2013, the Compensation Committee approved an amendment to the compensation terms contained in Mr. Sircar’s employment agreement. Mr. Sircar’s maximum annual performance-based incentive compensation for 2012 was retroactively increased to Rs 7,200,000 and the Compensation Committee approved payment of performance-based incentive compensation for 2012 in the amount of Rs 7,200,000. The amended annual bonus target and award required and received the approval of the Company, as the sole shareholder of iGS, on January 23, 2013. On March 19, 2013, iGS and Mr. Sircar entered into an amended employment agreement reflecting the above amendment.

On January 17, 2014, the Compensation Committee approved an amendment to the compensation terms contained in Mr. Sircar’s employment agreement. Mr. Sircar’s annual base salary for 2014 from Rs. 12,000,000 to Rs. 16,650,000 and increase performance-based target bonus for 2014 under the Plan from Rs. 7,200,000 to Rs. 8,350,000 with a maximum payout of 150% of the target. As Mr. Sircar is a whole time Director of iGS, the amended compensation terms require, and are conditioned upon, the approval of the shareholder of iGS in the next General Meeting.

Employment Agreement – Derek Kemp

Mr. Kemp and iGT entered into an employment agreement dated July 1, 2011. The terms of this agreement were amended on January 27, 2012 with effect as of January 1, 2012. Under this agreement, Mr. Kemp’s annual base salary is United Kingdom Pound Sterling (“GBP”) 251,000 and he is eligible for an annual performance based cash award of up to GBP. 251,000, based upon a review of performance by the CEO and Compensation Committee. Either Mr. Kemp or the Company may terminate his employment upon six months’ notice. In the event that six months’ notice of such termination is not given by the Company, Mr. Kemp is entitled to six months of salary upon termination. Mr. Kemp is also eligible to participate in the 2006 Plan.

Employment Agreement – Sanjay Tugnait

Mr. Tugnait and iGATE Technologies (Canada) Inc., a subsidiary of iGATE, entered into an employment agreement dated March 26, 2012. Under this agreement, Mr. Tugnait’s annual base salary shall be equal to $500,000, payable in Canadian Dollars (“CAD”) and he is eligible for an annual sales bonus cash award of up to 100% of his annual base salary, in accordance with the company’s sales bonus policy. Upon completion of his first year of employment, Mr. Tugnait is eligible for a guaranteed bonus of one hundred percent (100%) of his annual base salary, and upon completion of the second year of his employment, he is eligible for a guaranteed bonus of thirty percent (30%) of his annual base salary. Either Mr. Tugnait or the company may terminate his employment upon six months’ notice. In the event that six months’ notice of such termination is not given by the Company, Mr. Tugnait is entitled to six months of salary upon termination. Mr. Tugnait is also eligible to participate in the 2006 Plan.

Employment Agreement – Srinivas Kandula

Mr. Kandula and iGS are parties to an employment agreement dated January 8, 2007. On January 28, 2009, iGS and Mr. Kandula entered into an amended employment agreement, increasing the salary of Mr. Kandula in order to align Mr. Kandula’s compensation with similarly situated Head of Human Resources officers of certain peer group companies. Under the amended employment agreement, Mr. Kandula’s base salary was increased to Rs. 4,800,000 per annum and he is eligible for an annual performance-based incentive opportunity of up to Rs. 1,600,000 per annum, with performance targets to be set by CEO, effective as of January 1, 2009. Either Mr. Kandula or the Company may terminate his employment upon three months’ notice. In the event that three months’ notice of such termination is not given by the Company, Mr. Kandula is entitled to three months of salary upon termination of employment. Mr. Kandula is also eligible to participate in the 2006 Plan. On April 27, 2010, Mr. Kandula’s base salary was increased to Rs. 5,856,065 per annum and an annual performance-based incentive opportunity of Rs. 2,342,426 per annum. On April 27, 2010, Mr. Kandula’s base salary was increased to Rs. 5,856,065 per annum and an annual performance-based incentive opportunity of Rs. 2,342,426 per annum. On July 01, 2011, Mr. Kandula’s base salary was increased to Rs. 8,000,000 per annum and an annual performance-based incentive opportunity of Rs. 4,000,000 per annum effective from January 01, 2011. On January 27, 2012, Mr. Kandula’s base salary was increased to Rs. 10,000,000 per annum and an annual performance-based incentive opportunity of Rs. 5,000,000 per annum.

On January 17, 2014, the Compensation Committee approved an amendment to the compensation terms contained in Mr. Kandula’s employment agreement. Mr. Kandula’s annual base salary for 2014 from Rs. 10,000,000 to Rs. 14,000,000 and increase performance-based target bonus for 2014 under the Plan from Rs. 5,000,000 to Rs. 7,000,000 with a maximum payout of 150% of the target.

Offer of Appointment – Gerhard Watzinger

Mr. Watzinger entered into an agreement with iGS for the position of Chief Executive Officer and President on an interim basis, by letter dated May 24, 2013. Under the terms of the letter agreement, Mr. Watzinger was compensated with a base salary at the rate of $100,000 per month. Either party could terminate the agreement at any time with 30 days’ advance notice, provided that upon appointment of a successor Chief Executive Officer, or upon termination due to willful misconduct or nonperformance, no advance notice would be required.

Employment Agreement – Phaneesh Murthy

Mr. Murthy and iGS were parties to an employment agreement dated as of April 18, 2008, as amended. Under this agreement, Mr. Murthy’s annual base salary was $1,000,000 and he was eligible for an annual performance based incentive of up to $600,000. The agreement also provided Mr. Murthy with a Company- leased car, grant of stock options, and post-termination benefits of up to $6,000 per month until the later of Mr. Murthy or his spouse reaches age 65 or becomes eligible for health coverage under a government-sponsored program, and twelve month’s base salary payable as severance in the event he was terminated other than for “cause.” As Mr. Murthy was terminated by the Company for “cause” effective May 20, 2013, no severance was payable under this agreement.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (#) (4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Ashok Vemuri		150,000		$27.10	9/16/2023
						100,000	$4,016,000	300,000	$12,048,000
Sujit Sircar	17,234	9,375		$11.67	4/14/2020
						5,000	$200,800
							$—	88,000	$3,534,080
						22,000	$883,520
						10,000	$401,600
						40,000	$1,606,400
Derek Kemp							$—	88,000	$3,534,080
						22,000	$883,520
						40,000	$1,606,400
Sanjay Tugnait	2,500	7,500		$16.00	7/12/2022
							$—	88,000	$3,534,080
						22,000	$883,520
						40,000	$1,606,400
Srinivas Kandula	29,874	9,375		$11.67	4/14/2020
							$—	88,000	$3,534,080
						22,000	$883,520
						40,000	$1,606,400

(1)	All outstanding options in this column have vested and are fully exercisable.

(2)	For Mr. Vemuri, 150,000 stock options will vest equally over a period of four years on each anniversary of the grant date, September 16, 2013.

For Mr. Sircar, 9,375 stock options vested over a period of two quarters, 50% vesting on January 14, 2014 and 50% vesting on April 14, 2014.

For Mr. Tugnait, 7,500 stock options will vest equally over a period of three years starting from July 12, 2014.

For Mr. Kandula, 9,375 stock options will vest over a period of two quarters, 50% vesting on January 14, 2014 and 50% vesting on April 14, 2014.

(3)	All unexercised options terminate on the earlier of the option expiration date or the date one year after termination from employment with the Company due to disability or retirement, or three months following an employee’s termination from employment for any other reason; provided, that options expire immediately upon termination for “cause” or if the employee becomes an officer, director, consultant or employee of a competitor to the Company, or if the options are not vested at the time of termination.

(4)

For Mr. Vemuri, the amount includes the following: (i) 300,000 performance share awards granted to Mr. Vemuri on September 16, 2013, the target number of performance shares to be received upon attainment of the Company’s twelve-month trailing Adjusted EBITDA goal at any eligible fiscal quarter end within the five and a half year period of January 1, 2011 through June 30, 2017 (the “Performance Period”) and, in the event the Company achieves its maximum twelve-month trailing Adjusted EBITDA goal at any eligible fiscal quarter end within the Performance Period, two times the target number of shares will become payable; and (ii) 100,000 shares of restricted stock granted on September 16, 2013, which will vest equally over a period of four years on each anniversary of the grant date.

For Mr. Sircar, the amount includes the following: (i) 5,000 restricted shares will vest on January 19, 2015; (ii) 88,000 performance share awards granted to Mr. Sircar on May 12, 2011, representing, as amended, the target number of performance shares to be received upon attainment of the Company’s twelve-month trailing Adjusted EBITDA goal at any eligible fiscal quarter end within the Performance Period and, in the event the Company achieves its maximum twelve-month trailing Adjusted EBITDA goal at any fiscal quarter end within the Performance Period, two times the target number of shares will become payable; (iii) 22,000 shares of restricted stock granted on May 12, 2011 of which 25% will vest on May 12, 2014, 25% will vest on May 12, 2015 and 50% will vest on May 12, 2016; (iv) 10,000 shares of restricted stock granted on January 18, 2013, 5,000 of which will vest on January 18, 2015 and 5,000 of which will vest on January 18, 2017 and (v) 40,000 shares of restricted stock granted on July 17, 2013, which will vest equally over a period of four years, on each anniversary of the grant date.

For Mr. Kemp, the amount includes the following: (i) 88,000 performance share awards granted to Mr. Kemp on May 12, 2011, representing, as amended, the target number of performance shares to be received upon attainment of the Company’s twelve-month trailing Adjusted EBITDA goal at any eligible fiscal quarter end within the Performance Period and, in the event the Company achieves its maximum twelve-month trailing Adjusted EBITDA goal at any fiscal quarter end within the Performance Period, two times the target number of shares will become payable; and (ii) 22,000 shares of restricted stock granted on May 12, 2011 of which 25% will vest on May 12, 2014, 25% will vest on May 12, 2015 and 50% will vest on May 12, 2016 and (iii) 40,000 shares of restricted stock granted on July 17, 2013, which will vest equally over a period of four years on each anniversary of the grant date.

For Mr. Tugnait, the amount includes the following: (i) 88,000 performance share awards granted to Mr. Tugnait on July 12, 2012, representing the target number of performance shares to be received upon attainment of the Company’s twelve-month trailing Adjusted EBITDA goal at any eligible fiscal quarter end within a performance period commencing on July 3, 2012 and ending on June 30, 2016 and, in the event the Company achieves its maximum twelve-month trailing Adjusted EBITDA goal at any eligible fiscal quarter end within such performance period, two times the target number of shares will become payable; and (ii) 22,000 shares of restricted stock granted on July 12, 2012 of which 25% will vest on July 12, 2015, 25% will vest on July 12, 2016 and 50% will vest on July 12, 2017 and (iii) 40,000 shares of restricted stock granted on July 17, 2013, which will vest equally over a period of four years on each anniversary of the grant date.

For Mr. Kandula, the amount includes the following: (i) 88,000 performance share awards granted to Mr. Kandula on May 12, 2011, representing, as amended, the target number of performance shares to be received upon attainment of the Company’s twelve-month trailing Adjusted EBITDA goal at any eligible fiscal quarter end within the Performance Period and, in the event the Company achieves its maximum twelve-month trailing Adjusted EBITDA goal at any fiscal quarter end within the Performance Period, two times the target number of shares will become payable; and (ii) 22,000 shares of restricted stock granted on May 12, 2011 of which 25% will vest on May 12, 2014, 25% will vest on May 12, 2015 and 50% will vest on May 12, 2016 and (iii) 40,000 shares of restricted stock granted on July 17, 2013, which will vest equally over a period of four years on each anniversary of the grant date.

(5)	Based on $40.16, the closing price of a share of our Common Stock on December 31, 2013. With regard to the valuation of performance share awards, the market values set forth above reflect the vesting of performance shares based upon the probable outcome at target levels.

2013 OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning aggregate exercises of vested stock options and the vesting of stock awards, including restricted stock, restricted stock units and similar instruments, during 2013 for each named executive officer.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ashok Vemuri
Sujit Sircar	42,000	$562,670	5,000	$88,750
Derek Kemp	7,733	$180,177	—	$—
Sanjay Tugnait	—	$—	—	$—
Srinivas Kandula	59,712	$1,119,258	—	$—
Phaneesh Murthy	—	$—	190,439	$3,563,114
Gerhard Watzinger	—	$—	10,000	$275,900

2013 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table shows the potential incremental payments and benefits that the named executive officers would be entitled to receive upon termination of employment or upon a change in control of the Company under their respective agreements. The amounts shown in the table are based on an assumed termination or change in control of the Company, as applicable, on December 31, 2013, exclude payments and benefits that are provided on a non-discriminatory basis to our employees generally upon termination of employment, and represent estimates of the incremental amounts that would be paid to each executive upon his termination based on 2013 base salary.

Name Executive	Severance	Change in Control: Stock	Change in Control: Options
Ashok Vemuri (1)	$650,000	$16,064,000	$1,959,000
Sujit Sircar (2)	$102,547	$6,626,400	$267,094
Derek Kemp (2)	$196,172	$6,024,000	$—
Sanjay Tugnait (3)	$250,000	$6,024,000	$181,200
Srinivas Kandula (2)	$85,456	$6,024,000	$267,094
Phaneesh Murthy (4)	$—	$—	$—
Gerhard Watzinger (4)	$—	$—	$—

All calculations for current named executive officers were estimated based upon a change in control scenario. The measurement date for the estimated Company stock awards was based upon a closing price of $40.16 on December 31, 2013.

(1)	Upon termination other than for cause, Mr. Vemuri would receive a lump sum payment of six (6) months’ base salary as severance, at $650,000. Upon a change in control, Mr. Vemuri’s unvested stock units would immediately vest at a total value of $16,064,000, and his unvested stock options would immediately vest at a total value of $1,959,000.

(2)	Upon termination by the Company, Messrs. Sircar, Kemp, and Kandula would receive a lump sum payment of six (6) months’ base salary as severance, in the amounts indicated in the “Severance” column above. Upon a change in control, Messrs. Sircar, Kemp, and Kandula’s unvested restricted stock awards would immediately vest at a total value of $6,626,400, $6,024,000, and $6,024,000 respectively. Upon a change in control, Messrs. Sircar and Kandula’s stock options would vest immediately at a total value of $267,094 and $267,094 respectively.

(3)	Upon termination by the Company other than for cause, Mr. Tugnait would receive a lump sum payment of six (6) months’ base salary as severance, at $250,000. Upon a change in control, Mr. Tugnait’s unvested restricted stock awards would immediately vest at a total value of $6,024,000, and his unvested stock options would vest immediately at a total value of $181,200.

(4)	As Mr. Murthy was terminated effective May 20, 2013 by the Company for “cause”, as determined under his employment agreement, no severance benefits were payable upon his termination. Mr. Watzinger was not entitled to any termination or change in control benefits under his compensation arrangements with the Company.

2013 EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2013 regarding compensation plans and arrangements under which equity securities of iGATE are authorized for issuance.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
	(in thousands except for price)
Equity compensation plans approved by security holders	4,520	$5.97	5,778

Total	4,520	$5.97	5,778

In 2006, the Company adopted the 2006 Plan. The aggregate number of shares of Common Stock initially reserved and available for issuance to directors, executive management and key personnel under the 2006 Plan was 14,702,793 shares. In 2011, the Company adopted the 2011 Plan, which is a sub-program under the 2006 Plan. As of December 31, 2013, 5,778,939 shares of Common Stock remained available for issuance under the 2006 Plan.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has furnished the following report:

The Audit Committee of the Board of Directors is composed of four members: Martin G. McGuinn, Göran Lindahl, Naomi O Seligman and W. Roy Dunbar. All of the members are independent directors under the NASDAQ and SEC audit committee structure and membership requirements. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board of Directors. A copy of the charter can be found on the Company’s website at http://ir.igate.com/investors/governance.cfm. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. In addition, the Audit Committee selects the Company’s independent public accountants. If the Company wishes to engage the Company’s independent public accountants for any non-audit service projects prior to an Audit Committee meeting, the Company’s management may request the Audit Committee Chairman’s prior approval. All non-audit services approved by the Audit Committee Chairman will be included in the agenda at the next regularly scheduled Audit Committee meeting for ratification by the Audit Committee. The Audit Committee has concluded that the provision of non-audit services is compatible with maintaining the accountants’ independence.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent public accountants are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted accounting standards and to issue a report thereon. The committee’s responsibility is to oversee these processes.

In this context, the committee has met and held discussions with management and the independent public accountants. Management represented to the committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the committee has reviewed and discussed the audited financial statements with management and the independent public accountants. The committee discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

During 2012 and 2013, Company management documented, tested and evaluated the Company’s internal control over financial reporting pursuant to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee was kept apprised of the Company’s progress by management and the Company’s independent registered public accountants at each regularly scheduled committee meeting as well as at specially-scheduled meetings. At the conclusion of the assessment, management provided the Audit Committee with its report on the effectiveness of the Company’s evaluation that was included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013. Company management concluded that the Company did maintain effective internal control over financial reporting on December 31, 2013.

In addition, the committee has discussed with the independent public accountants the auditor’s independence from the Company and its management and has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

The committee discussed with the Company’s independent public accountants the overall scope and plans for their audits. The Committee meets with the independent public accountants, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based upon the committee’s discussions with management and independent public accountants and the committee’s review of the representations of management and the report of the independent public accountants to the committee, the committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 to be filed with the SEC.

Respectfully submitted,

The Audit Committee

Martin G. McGuinn, Chairman

Göran Lindahl

Naomi O Seligman

W. Roy Dunbar

INDEPENDENT PUBLIC ACCOUNTANTS

Principal Accountant Fees and Services

Fees paid to Ernst & Young (“E&Y”) for services rendered for 2013 and 2012 in the following categories and amounts were:

	2013	2012
Audit fees	$1,025,894	$1,108,879
Audit-Related fees	$38,487	$9,566
Tax fees	$727,148	$686,569
All Other fees	$228,794	$285,157

Total	$2,020,323	$2,090,171

Audit Fees ($1,025,894 in 2013; $1,108,879 in 2012). This category includes the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-Q quarterly reports, audits of certain of the Company’s subsidiaries and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years, including the audit of internal controls over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002 notwithstanding when the fees were billed or when the services were rendered.

Audit-Related Fees ($38,487 in 2013; $9,566 in 2012). Audit- related fees consist of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under “Audit Fees,” such as accounting, consulting, special purpose reports and due diligence reports.

Tax Fees ($727,148 in 2013; $686,569 in 2012). This category consists of professional services rendered in connection with the Company’s tax compliance activities, including the preparation of tax returns in certain overseas jurisdictions and technical tax advice related to the preparation of tax returns.

All Other Fees ($228,794 in 2013; $285,157 in 2012). The amount in this category is principally for advisory services.

There were no fees paid to either E&Y or their affiliates for financial information systems design and implementation during the years ended December 31, 2013 and 2012.

Representatives of E&Y are expected to be present at the Annual Meeting, make a statement, or be available to respond to questions.

Policy on Audit Committee Pre-approval of Audit and Non-audit Services of Independent Auditors

The Audit Committee has adopted a resolution to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval of audit services is provided for up to three years. Otherwise, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The management is required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. Of the fees paid to the independent auditors, 100% was pre-approved by the Audit Committee.

CERTAIN RELATED PARTY TRANSACTIONS

Policies and Procedures for Approving Related Person Transactions

Pursuant to the charter of the Audit Committee, all material related person transactions are to be approved by the Audit Committee, which is composed of disinterested members of the Board of Directors. We do not have a separate written policy with respect to related party transactions. The material features of our policies and procedures for the review, approval or ratification of related party transactions are as follows:

•	All potential related party transactions are reported to the Audit Committee.

•	The Audit Committee reviews the potential transaction and ensures that it is at arms-length and no undue advantage is being given to the related party.

•	In reviewing any potential transaction, comparative data is provided to the Audit Committee to enable them to deliberate the matter.

•	The Audit Committee will ratify the transaction, if and only if it meets the above criteria in light of the data.

2015 SHAREHOLDER PROPOSALS OR NOMINATIONS

Any proposal that a shareholder desires to have included in our proxy materials relating to our 2015 Annual Meeting of Shareholders, must be received by the Company at its principal office at 100 Somerset Corporate Blvd, Bridgewater, NJ 08807 no later than November 17, 2014 and must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act for inclusion in the Proxy Statement for that meeting.

The Company’s Third Amended and Restated Articles of Incorporation provide that advance written notice of shareholder-proposed business intended to be brought before an annual meeting of shareholders must be given to the Corporate Secretary of the Company not less than 120 days in advance of the meeting at which the business is proposed to be transacted; provided, however, that in the event that less than 130 days’ notice or prior public disclosure of the date of the annual meeting is given, notice from the shareholder of business to be transacted must be received not later than the tenth day following the date on which notice of the date of the annual meeting was mailed or public disclosure was made, whichever first occurred.

The Company’s Third Amended and Restated Articles of Incorporation also provide that a shareholder may request that persons be nominated for election as directors by submitting written notice thereof, together with the written consent of the persons proposed to be nominated, to the Corporate Secretary of the Company not less than 120 days prior to the date of the annual meeting; provided, however, that in the event that less than 130 days’ notice or prior public disclosure of the date of the annual meeting is given, notice from the shareholder of the nomination must be received not later than the tenth day following the date on which such notice of the date of the annual meeting was mailed or public disclosure was made, whichever first occurred. To be in proper form, the notice of nomination must set forth: (i) the names and addresses of the shareholder proposing the nomination and each proposed nominee; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and such other information regarding each proposed nominee pursuant to which the nomination or nominations are to be made by the shareholder; and (iv) such other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Board of Directors.

FORM 10-K

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2013 as well as the Company’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2013, as filed with the SEC, is being mailed to shareholders with this Proxy Statement. Exhibits will be provided upon request and payment of an appropriate processing fee.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are iGATE shareholders will be “householding” our proxy materials. A single Annual Report and Proxy Statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and Annual Report, you may:

•

if you are a shareholder of record, direct your written request to our Corporate Secretary by e-mail to corporatesecretary@igate.com, by fax to 510-896-3010 or by mail to Mr. Mukund Srinath, Corporate Secretary, iGATE Corporation, 100 Somerset Corporate Blvd, Bridgewater, NJ 08807; or

•	if you are not a shareholder of record, notify your broker.

We will promptly deliver, upon request to the iGATE e-mail, fax number or address listed above, a separate copy of the annual report and Proxy Statement to a shareholder at a shared address to which a single copy of the documents was delivered. If you currently receive multiple copies of the Proxy Statement at your address and would like to request “householding” of these communications, please contact your broker if you are not a shareholder of record; or contact our Corporate Secretary if you are a shareholder of record, using the contact information above.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains a website that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC at www.sec.gov. Our Proxy Statements, Annual Reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website. Shareholders may also read and copy materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Shareholders may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

OTHER MATTERS

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

By Order of the Board of Directors:

Mukund Srinath

Corporate Secretary

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

11:59 PM, EST, on April 9, 2014.

Vote by Internet
• Go to www.envisionreports.com/IGTE • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
Using a black ink pen, mark your votes with an X as shown in ☒ this example. Please do not write outside the designated areas.

•  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•  Follow the instructions provided by the recorded message

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

▼   IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

- - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

A	Proposal

1.	The election of two (2) persons as Class C Directors.

NOMINEES:	For	Withhold		For	Withhold	+

01 - Sunil Wadhwani	☐	☐	02 - Göran Lindahl	☐	☐

		For	Against	Abstain
2.	The approval of the advisory vote on executive compensation	☐	☐	☐

The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

In their discretion, the proxy holders are authorized to vote upon such matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Unless otherwise specified, this proxy will be voted FOR all nominees and FOR Proposal 2.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign name(s) exactly as printed hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation or partnership, please sign the full corporate or partnership name and indicate title as duly authorized officer or partner.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS.

The Proxy Statement and Annual Report or Form 10-K are available at: http://www.envisionreports.com/IGTE

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — iGATE CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

The signer hereto appoints Sunil Wadhwani and Ashok Trivedi and each of them, acting singly, proxies of the signer with power to appoint a substitute and hereby authorizes them to represent and to vote all the shares which the signer would be entitled to vote if present at the Annual Meeting of Shareholders of of iGATE Corporation (the “Company”) to be held on Thursday, April 10, 2014, at 8:30 AM Eastern Time at Grand Hyatt New York, 109 E. 42nd Street, New York, NY 10017, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD’S NOMINEES TO THE BOARD OF DIRECTORS OF THE COMPANY AND FOR PROPOSAL 2 AND EACH OF THE MATTERS SUBMITTED BY THE BOARD FOR VOTE BY THE SHAREHOLDERS AND, IN THEIR DISCRETION, THE PROXIES WILL BE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Unless otherwise specified, this proxy will be voted FOR all nominees and FOR Proposal 2.

PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

(Continued and to be marked, dated and signed, on the other side)